FIRST AMENDED AND RESTATED
LOAN AGREEMENT
dated as of December 2, 2005
among
CITIZENS, INC.
and
REGIONS BANK,
as Administrative Agent
and
THE OTHER BANKS PARTY HERETO

i

TABLE OF CONTENTS

		Page
Section 11.15	No Usury Intended; Usury Savings Clause	53
Section 11.16	Restatement of Existing Loan Agreements/No Novation	53
Section 11.17	WAIVER OF JURY TRIAL	54
Section 11.18	ENTIRE AGREEMENT	54

v

SCHEDULES AND EXHIBITS
Schedules

2.1	Revolving Commitments and Pro Rata Shares
4.4	Litigation
4.9	Permitted Liens
4.10	Subsidiaries
4.12	Corporate Structure and Stock Ownership
4.13	Existing Indebtedness
4.14	Material Agreements
4.19	Principal Office, Chief Executive Office, Principal Place of Business
4.21	Insurance Licenses
4.22	Assumed Names
7.7	Permitted Investments
Exhibits

A	Note
B	Assignment and Acceptance
C	Compliance Certificate

FIRST AMENDED AND RESTATED LOAN AGREEMENT
     FIRST AMENDED AND RESTATED LOAN AGREEMENT (this “Agreement”) dated as of December 2, 2005 among CITIZENS, INC., a Colorado corporation (“Borrower”), each Bank from time to time a party hereto (collectively, the “Banks” and individually a “Bank”), and REGIONS BANK, an Alabama banking association, as administrative agent for the Banks (in such capacity, the “Administrative Agent”), recites and provides as follows:
R E C I T A L S:
     A. Borrower and Regions Bank are parties to that certain Loan Agreement, dated as of March 22, 2004 (as amended through the date hereof, the “Existing Loan Agreement”), pursuant to which Regions Bank extended credit to Borrower.
     B. The parties hereto desire to amend, modify, renew and restate the Existing Loan Agreement.
     C. Upon and subject to the terms and conditions of this Agreement, the parties hereto are willing to amend, restate and renew the Existing Loan Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein set forth and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND USE OF TERMS
     Section 1.1 Defined Terms. As used herein, the following terms shall have the meanings indicated, unless the context otherwise requires:
“Acquisition” means the acquisition by any Person of (a) a majority of the capital stock or other equity interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.
“Acquisition Advance” means a Revolving Advance to be used for an Acquisition by Borrower or CICA of an operating insurance company or a holding company engaged solely in the business of insurance through one or more subsidiaries.
“Acquisition Consideration” means the consideration given by Borrower or CICA for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (including capital stock) or services given, plus (b) consideration paid with proceeds of Indebtedness permitted pursuant to this
Loan Agreement — Page 1

Agreement, plus (c) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by Borrower or CICA.
“Administrative Agent” means Regions Bank in its capacity as administrative agent under any of the Loan Documents, or any successor agent.
“Administrative Agent’s Principal Office” means the principal office of Administrative Agent, located at 4314 West Braker Lane, Suite 100, Austin, Texas 78759.
“Affiliate” means with respect to any Person (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the securities having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
“Agent-Related Person” means with respect to the Administrative Agent, its Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and its Affiliates.
“Aggregate Permitted Exceptions” means the aggregate amount of the baskets utilized by Borrower and its Subsidiaries with respect to the exceptions to those certain covenants set forth in Sections 7.1(f), 7.1(g), 7.17, 7.18 and clause (l) of the definition of Permitted Investments.
“Aggregate Permitted Exceptions Amount” means, during any fiscal year of Borrower, $5,000,000.
“Annual Statement” means the annual financial statement of any Subsidiary of Borrower as required to be filed with the insurance commissioner (or similar authority) of respective state of domicile, together with all exhibits or schedules filed therewith, prepared in accordance with SAP.
“Applicable Environmental Laws” means and includes the collective aggregate of the following: any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions (recorded or otherwise) affecting Borrower or any Subsidiary pertaining to health, safety or the environment, including, without limitation, all applicable flood disaster laws and health, safety and environmental laws and regulations pertaining to health, safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act of 1986, the Occupational
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Safety and Health Act, the Texas Water Code, the Texas Solid Waste Disposal Act, the Texas Workers’ Compensation Laws, and any federal, state or municipal laws, ordinances, regulations or law which may now or hereafter require removal of asbestos or other hazardous wastes from any property of Borrower or any Subsidiary or impose any liability on Administrative Agent or any Bank related to asbestos or other hazardous wastes in any property of Borrower or any Subsidiary.
“Assignment and Acceptance” means any assignment and acceptance entered into by a Bank and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.10), and accepted by Administrative Agent, in substantially the form of Exhibit B hereto or any other form approved by Administrative Agent.
“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto, prepared in accordance with GAAP.
“Authorized Representative” means any of Mark Oliver, Harold Riley, Rick Riley or any other person designated in a writing sent to Administrative Agent by Borrower notifying Administrative Agent that such person is authorized and empowered to act on behalf of Borrower.
“Business Day” means every day on which banks in Texas are required by Law to be open for banking business.
“Capital Leases” means capital leases and subleases, properly classifiable in relevant financial statements as a capitalized cost.
“Change of Control” means, with respect to Borrower, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity securities of Borrower entitled to vote for members of the board of directors of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors of Borrower cease to be composed of individuals (i) who were
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members of that board on the first day of such period, (ii) whose election or nomination to that board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or (iii) whose election or nomination to that board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any of Rick Riley, Harold Riley, or Mark Oliver shall cease to actively manage Borrower’s day-to-day business activities.
“CICA” means CICA Life Insurance Company of America, a Colorado insurance company.
“CICA Security Agreement” means that certain First Amended and Restated Security Agreement, dated as of December 2, 2005, executed by CICA whereby CICA pledges 100% of the issued and outstanding capital stock of any Person acquired by CICA with proceeds of a Revolving Advance as collateral security for payment of the Obligations, as the same may be amended, modified, supplemented or restated from time to time.
“Citizens Equity Agreements” has the meaning given to such term in the Subordination Agreement.
“Closing Date” means the first date all the conditions set forth in Section 5.1 are satisfied
“Code” means the United States Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
“Collateral” has the meaning set forth in Section 3.1.
“Compensation Period” has the meaning set forth in Section 2.2(c)(ii)(B).
“Compliance Certificate” means a certificate substantially in the form of Exhibit C attached hereto.
“Controlled Group” has the meaning set forth in Section 7.18(a).
“Corporate Advances” means Revolving Advances to be used for general corporate purposes not related to the Acquisition of operating insurance companies by Borrower.
“Current Financials” means the Financial Statements of each of Borrower and its Subsidiaries as of September 30, 2005.
“Current Date” means a date within 15 days of the Closing Date.
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“Debenture Coverage Ratio” means, as of any date of determination, the ratio of (a) an amount equal to the sum of (i) the pro-forma Total Adjusted Capital of CICA plus (ii) the aggregate outstanding principal amount of Surplus Debentures minus (iii) the product of (A) three and (B) the Risk Based Capital of CICA to (b) Funded Debt, in each case as of such date of determination.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar Laws affecting the rights of creditors generally from time to time in effect.
“Default” has the meaning set forth in Article VIII.
“Default Rate” means an interest rate per annum equal to the lesser of (a) the Highest Lawful Rate and (b) the Rate plus 2% per annum.
“Dividends,” in respect of any corporation, means:
(a)	cash distributions or any other distributions on, or in respect of, any class of capital stock of such corporation, except for distributions made solely in shares of stock of the same class or for the Preferred Stock, distributions made solely in shares of stock of the same class or common stock; and

(b)	any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such stock by the issuer thereof, unless such stock is redeemed or acquired through the exchange of such stock with stock of the same class.
“Dollar” and “$” each mean lawful money of the United States.
“EBITDA” means, with respect to any period, (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining Net Income for such period, (i) Interest Expense for such period, (ii) federal, state, local and foreign income and franchise taxes of Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expenses of Borrower and its Subsidiaries for such period and (iv) any extraordinary losses of Borrower and its Subsidiaries for such period, minus (c) without duplication and to the extent included in determining Net Income for such period, any extraordinary gains of Borrower and its Subsidiaries for such period.
“Employee Plan” means at any time an employee benefit plan as defined in Section 3(3) of ERISA that is now or was previously maintained, sponsored or contributed to by Borrower or any of its Subsidiaries or by any Person that at such time is or was an ERISA Affiliate of Borrower or any Subsidiary.
“Equity” means, as of any date of determination, shareholders’ equity of Borrower and its Subsidiaries as of such date determined in accordance with GAAP.
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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all regulations issued pursuant thereto.
“ERISA Affiliate” means any Person that is treated as a single employer with Borrower or any Subsidiary under Section 414 of the Code.
“ERISA Event” means, with respect to Borrower and its Subsidiaries, (a) a Reportable Event (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under regulations issued under Section 4043 of ERISA), (b) the withdrawal of any such Person or any member of its Controlled Group from an Employee Plan subject to Title IV of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate an Employee Plan by the PBGC, (e) the failure to make required contributions which could result in the imposition of a lien under Section 412 of the Code or Section 302 of ERISA, or (f) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan or the imposition of any liability under Title IV of ERISA other than PBGC premiums due but not delinquent under Section 4007 of ERISA.
“Federal Funds Rate” means, for any date, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such date, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Regions Bank on such day on such transactions as determined by Administrative Agent.
“Financial Statements” includes (where applicable), but is not necessarily limited to, balance sheets, statements of operations, reconciliations of capital and surplus, and schedules of sources and applications of funds.
“Fixed Charge Coverage Ratio” means, for any fiscal period, the ratio of (a) EBITDA to (b) the sum of (i) Interest Expense, plus (ii) all scheduled payments on obligations in respect of Funded Debt of Borrower and its Subsidiaries, in each case for the period of four consecutive fiscal quarters ending on such date.
“Funded Debt” means, as to Borrower and its Subsidiaries at a particular time, all of the following (without duplication):
(a)	all obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
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(b)	any direct or contingent obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option;

(d)	obligations in respect of Capital Leases;

(e)	obligations to pay the deferred purchase price of property or services (excluding trade accounts payable that are not more than 30 days past due); and

(f)	all Guaranty Obligations with respect to obligations of any other Person of the type described in clauses (a) through (e) above.
Provided however, there shall be excluded for purposes of calculating Funded Debt obligations of Borrower or its Subsidiaries with respect to (a) claims liabilities under insurance policies in the ordinary course of business of Borrower or such Subsidiary and (b) the Preferred Stock.
“Funded Debt to Tangible Net Worth Ratio” means, as of any date of determination, the ratio of (a) Funded Debt as of such date to (b) Tangible Net Worth as of such date.
“GAAP” means generally accepted accounting principles applied on a consistent basis, set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board, which are applicable in the circumstances as of the date in question, and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period.
“Governmental Authority” means any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including but not limited to any commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, central bank, or instrumentality, including, without limitation, any board of insurance, insurance department or insurance commissioner.
“Guaranty Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or loan or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor
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to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.
“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable Law, any Bank is then permitted to charge on the Obligations. If the maximum rate of interest which, under applicable Law, any Bank is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to Borrower. For purposes of determining the Highest Lawful Rate under applicable Law, the indicated rate ceiling shall be the lesser of (a)(i) the “weekly ceiling”, as that expression is defined in Section 303.003 of the Texas Finance Code, as amended, or (ii) if available in accordance with the terms thereof and at Banks’ option after notice to Borrower and otherwise in accordance with the terms of Section 303.103 of the Texas Finance Code, as amended, the “annualized ceiling” and (b)(i) if the amount outstanding under this Agreement is less than $250,000, twenty-four percent (24%), or (ii) if the amount under this Agreement is equal to or greater than $250,000, twenty-eight percent (28%) per annum.
“Indebtedness” means and includes for any Person, as of any date as of which the amount thereof is to be determined (a) all indebtedness for borrowed money, and all obligations evidenced by bonds, notes, debentures, loan agreements or similar instruments, (b) all obligations which are secured by any Lien existing on property owned by such Person whether or not the obligations secured thereby shall have been assumed by such Person, (c) all obligations of such Person to purchase any materials, supplies or other property, or to obtain the services of any other Person, if the relevant contract or other related document requires that payment for such materials, supplies, or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies, or other property is ever made or tendered or such services are ever performed or tendered, (d) all obligations in respect of Capital Leases, (e) Synthetic Lease Obligations; (f) obligations under any Swap Contracts; (g) obligations in respect of capital stock which prior to December 31, 2006 is (i) mandatory redeemable (by sinking fund or similar payment or otherwise), (ii) redeemable at the option of the holder or (iii) convertible into Indebtedness; (h) any direct or contingent obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds, and similar instruments; (i) “withdrawal liability” of such Person as defined under Part 1 of Subtitle E
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of Title IV of ERISA; (j) any direct or contingent obligations under insurance policies and reinsurance agreements, and (k) Guaranty Obligations for the payment, discharge, or satisfaction of Indebtedness of others of the character described in clauses (a) through (j) above.
“Indemnified Party” has the meaning set forth in Section 11.14(b).
“Insurance Regulatory Authority” means each Governmental Authority which regulates CICA or any other Material Subsidiary which is an Insurance Subsidiary.
“Insurance Subsidiary” means any direct or indirect Material Subsidiary of Borrower or any of its Material Subsidiaries that is an operating insurance company.
“Intangible Assets” means the amount of all assets that would be considered intangible assets of the Borrower and its Subsidiaries pursuant to GAAP, but excluding in any event (whether or not considered intangible assets in accordance with GAAP) deferred policy acquisition costs and costs of customer relationships acquired.
“Interest Expense” means, with respect to any period, total interest expense, whether paid or accrued (including the interest component of Capital Leases), of Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate contracts and foreign exchange contracts, but excluding, however, interest expense not payable in cash (including amortization of discount), all as determined in conformity with GAAP.
“Interest Payment Date” means (a) each June 5 and December 5 during the term of this Agreement and (b) the Maturity Date.
“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
“Investment” in any Person means any investment, whether by means of share purchase, loan, advance, extension of credit, capital contribution or otherwise, in or to such Person, the guaranty of any Indebtedness of such Person, or the subordination of any claim against such Person to other Indebtedness of such Person.
“Junior Liabilities” has the meaning given to such term in the Subordination Agreement.
“Law” or “Laws” means all statutes, laws, ordinances, regulations, orders, writs, injunctions; or decrees of the United States, any state or commonwealth, any county, any municipality, any foreign country, any territory or possession, or any Governmental Authority.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of the four consecutive fiscal quarters ending on such date.
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“LIBOR Rate” means:
(a)	the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on Page 3750 of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent to an interest period of 30 days, determined as of approximately 11:00 a.m. (London time) on the first day of such 30-day period, or

(b)	if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by Administrative Agent to be the offered rate on such other page or such other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars with a term equivalent of 30 days, determined as of approximately 11:00 a.m. (London time) on the first day of such 30-day period, provided such offered rate on such other page or such other service is substantially comparable to the rate if determined by subsection (a) above.
“License” has the meaning set forth in Section 4.21.
“Lien” means any lien, security interest, Tax lien, mechanic’s lien, materialmen’s lien, or similar encumbrance, whether arising by contract or under Law.
“Litigation” means any proceeding, claim, lawsuit, investigation and/or arbitration by or before any Governmental Authority, including, but not limited to, proceedings, claims, and/or lawsuits under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax or other Law, or under or pursuant to any contract, agreement or other instrument.
“Loan Documents” means this Agreement, the Note, the Security Agreement, the CICA Security Agreement, and any other instruments, documents, and agreements executed and/or delivered pursuant to the terms of this Agreement, and any future amendments, modifications, restatements, renewals, or extensions hereof or thereof.
“Margin Stock” has the meaning given thereto in Regulation U, promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.
“Material Adverse Effect” means any act or circumstance that (a) causes a Default, (b) otherwise could reasonably be expected to be material and adverse to the business, assets, liabilities (actual or contingent), condition (financial or otherwise), results of operations, or business prospects of Borrower or any of its Subsidiaries) or (c) in any manner whatsoever does or would reasonably be expected to materially and adversely affect the validity or enforceability of any Loan Document.
“Material Agreements” has the meaning set forth in Section 4.14.
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“Material Subsidiary” means (a) CICA, and (b) at any time, any Subsidiary having at such time either (i) total (gross) revenues for the preceding four fiscal quarter periods in excess of 20% of the total (gross) revenues of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP for such period or (ii) a shareholder’s equity, as of the last day of the preceding fiscal quarter, having a book value in excess of 20% of Equity, based upon Borrower’s most recent annual or quarterly financial statements delivered to Banks in accordance with Section 6.2.
“Maturity Date” means the first to occur of (a) November 30, 2006, (b) the date the Revolving Commitment is terminated pursuant to Section 2.9 or 9.1, or (c) the date the Obligations are accelerated.
“NAIC” means the National Association of Insurance Commissioners.
“Net Income” means, with respect to any period for Borrower and its Subsidiaries, the net income or loss determined in accordance with GAAP.
“Note” means a promissory note issued by Borrower in favor of a Bank pursuant to this Agreement to evidence the portion of the Revolving Loan made by such Bank, in substantially the same form as Exhibit A attached hereto.
“Obligations” means all present and future indebtedness, obligations, and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower to Administrative Agent and Banks arising pursuant to this Agreement, the Note or any of the other Loan Documents, and all interest accruing thereon and costs, expenses, and reasonable attorney’s fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to any of the Loan Documents, and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto, and including all amounts that would be owed by Borrower or any other Person under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a proceeding pursuant to Debtor Relief Laws involving Borrower or any other Person (including all such amounts that would become due or would be secured but for the filing of any petition, or the commencement of any proceeding, under any Debtor Relief Laws).
“Outstanding Amount” means with respect to the Revolving Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Revolving Loan occurring on such date.
“PBGC” means the Pension Benefit Guaranty Corporation, and any successor to all or any of the Pension Benefit Guaranty Corporation’s functions under ERISA.
“Pension Plan” means any Employee Plan that is now or was previously covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
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“Permitted Investments” means (a) marketable direct obligations of the United States of America or any agency controlled or supervised by or acting as an instrumentality thereof, and in any event shall also include marketable direct obligations of the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Government National Mortgage Corporation, and obligations fully guaranteed as to principal and interest by the United States of America, (b) bank repurchase agreements and certificates of deposit issued by, and money market fund or other accounts placed with, commercial banks organized under the Laws of the United States of America or any state thereof, and having combined capital, surplus and undivided profits of not less than $500,000,000.00, (c) certificates of deposit issued by, and accounts placed with, financial institutions insured by the Federal Deposit Insurance Corporation, the amount of which are fully insured by the Federal Deposit Insurance Corporation, (d) investments by Borrower in the capital stock of its Subsidiaries provided Administrative Agent, for the benefit of Banks, has a perfected first priority Lien in such capital stock and the proceeds of the Surplus Debenture related thereto, (e) accounts receivable, chattel paper, instruments, and contract rights arising in the ordinary course of business, (f) investments in corporate commercial paper maturing no more than one year from the date of creation thereof and at the time of acquisition having the highest rating obtainable from either Moody’s Investors Service, Inc. (“Moody’s”) or Standard and Poor’s Corporation (“S&P”), (g) Investments in corporate or municipal debt instruments rated investment grade or better by either Moody’s or S&P, (h) Investments in preferred stock by issuers whose debt instruments have one of the three highest ratings obtainable by Moody’s or S&P, (i) investments by Subsidiaries in loans made to insureds pursuant to insurance policies issued by such Subsidiaries, (j) investments existing on the Closing Date that are set forth in Schedule 7.7, (k) mortgage loans to the extent not prohibited by any Insurance Regulatory Authority or applicable Law, and (l) other investments as authorized by the applicable insurance codes in the State of Colorado and any other state in which a Subsidiary of Borrower may be organized, not otherwise provided for herewith in clauses (a) through (k) in an amount not to exceed the lesser of (i) $3,000,000 in the aggregate during any fiscal year of Borrower or (ii) an amount that would cause the Aggregate Permitted Exceptions during any fiscal year to be equal to the Aggregate Permitted Exceptions Amount.
“Permitted Liens” means:
(a)	Liens in existence as of the date hereof as set forth on Schedule 4.9;

(b)	Liens created in the ordinary course of business resulting from (i) pledges or deposits under workmen’s compensation laws, unemployment insurance laws or similar legislation, (ii) good faith deposits in connection with bids, tenders, contracts (other than for the purpose of borrowing money or obtaining credit) or leases to which Borrower or any Subsidiary is a party, including security deposits, (iii) deposits of any Subsidiary required to be maintained with Insurance Regulatory Authorities in the ordinary course of business, (iv) deposits of any Subsidiary required by reinsurance agreements permitted by the terms hereof entered into in the ordinary course of business, and (v) deposits to secure public
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or statutory obligations of Borrower or any Subsidiary, or surety, custom or appeal bonds to which Borrower or any Subsidiary is a party, or the payment of contested Taxes or import duties of Borrower or any Subsidiary;

(c)	any Lien (i) which is imposed by law, such as those of carriers, warehousemen and mechanics, if payment of the obligation secured thereby is not yet due, or the validity or amount of which is being contested by appropriate legal proceedings and with respect to which adequate reserves have been set up, (ii) which arises out of a judgment or award against Borrower or any Subsidiary with respect to which Borrower or such Subsidiary at the time shall currently be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, and with respect to which adequate reserves have been set up, and (iii) for taxes, assessments or other governmental charges or levies not yet subject to penalties for nonpayment or the validity or amount of which is being contested by appropriate legal proceedings and with respect to which adequate reserves have been established;

(d)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph lines and other similar purposes, or zoning or other restrictions as to the use of real property, provided, that all of the foregoing, in the aggregate, do not at any time materially detract from the value of said properties or materially impair their use in the operation of the businesses of Borrower or any Subsidiary;

(e)	the Security Interests; and

(f)	Liens related to Indebtedness permitted pursuant to Section 7.1(g) and (h).
“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, other entity, or a Governmental Authority.
“Plan Asset Regulation” means a regulation promulgated by the Department of Labor at 29 C.F.R. § 25110.3-101, as amended from time to time.
“Preferred Stock” means any preferred securities which may be issued in series under Borrower’s Restated and Amended Articles of Incorporation, received by the Colorado Secretary of State on March 8, 2004 which contain terms providing for the conversion of the preferred securities into common stock of Borrower and warrants and common stock related thereto.
“Pro Rata Share” means, with respect to each Bank, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments set forth opposite the name of such Bank on Schedule 2.1, as such share may be adjusted as contemplated herein.
“Rate” shall mean a rate of interest per annum equal to the 30-day LIBOR Rate plus 1.80%.
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“Register” has the meaning given in Section 11.11(c).
“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of Borrower as prescribed by the Securities Laws.
“Reportable Event” has the meaning assigned to such term in Title IV of ERISA.
“Request” means a written Request and Receipt form supplied by Administrative Agent and signed by any two of Borrower’s Authorized Representatives requesting a Revolving Advance under this Agreement.
“Required Banks” means, as of any date of determination, two or more Banks whose Voting Percentages aggregate at least 66%.
“Revolving Advances” has the meaning given in Section 2.1 and which may refer to either an Acquisition Advance or a Corporate Advance, as the case may be.
“Revolving Loan” has the meaning given in Section 2.1.
“Revolving Commitment” means the obligation of each Bank to make the Revolving Advances, pursuant to Section 2.1, in an aggregate principal amount set forth opposite such Bank’s name on Schedule 2.1, as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement (collectively, the “Aggregate Revolving Commitment”), which on the Closing Date is the aggregate principal amount of $75,000,000.
“Rights” means any remedies, powers, and privileges exercisable under the Loan Documents, at Law, equity, or otherwise.
“Risk Based Capital” means “Risk Based Capital” as defined by the NAIC, and as applied in the context of the Risk Based Guidelines promulgated by the NAIC.
“SAP” means, when used with respect to an insurance company, statutory accounting practices prescribed or permitted by the insurance laws or regulations or insurance commissioner (or other similar authority) in the jurisdiction of the incorporation of such insurance company for the preparation of financial statements and other financial reports by insurance corporations of the type of such insurance company applied on a basis consistent with those reflected in the Current Financials. If SAP is changed in any jurisdiction, the appropriate company affected thereby may change its practices in accordance with such change.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public
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Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“Security Agreement” means the First Amended and Restated Security Agreement, dated as of December 2, 2005, whereby Borrower grants to Administrative Agent, for the benefit of Banks, a security interest in the proceeds of the Surplus Debentures and the equity interests in any Subsidiary acquired as part of an Acquisition or formed by Borrower after the date of this Agreement as collateral security for the payment of the Obligations, as the same may be amended, modified, supplemented or restated from time to time.
“Security Interests” has the meaning set forth in Section 4.1.
“Shemano/Stonegate Warrants” means those certain warrants that may be issued pursuant to (a) the Non-Exclusive Finder’s Agreement, dated as of September 29, 2003, between Borrower and The Shemano Group, Inc. and (b) the Placement Agency Agreement, dated as of March 7, 2003, between Borrower and Stonegate Securities, Inc.
“Subordination Agreement” means that certain Subordination Agreement, dated as of July 12, 2004, among Regions Bank, the purchaser party thereto and Borrower, as amended to and as of the date hereof.
“Subsidiary” means every firm, corporation, association, partnership, joint venture, trust, or other entity of which an aggregate of 50% or more of the equity interests or the issued and outstanding stock having ordinary voting power (except directors’ qualifying shares) is, at the time the determination is being made, owned, either directly or indirectly, or controlled by Borrower or one or more Subsidiaries of Borrower.
“Surplus Debentures” means any subordinated surplus debentures payable by CICA to Borrower issued after the date of this Agreement in connection with an Acquisition Advance in the original principal amount of such Acquisition Advance.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, any cancellations, buy backs or reversals, of any of the foregoing, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement,
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together with any related schedules, including any such obligations or liabilities under any master agreement.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Tangible Net Worth” means, as of any date of determination, shareholders’ equity of the Borrower and its Subsidiaries, less Intangible Assets, in each case determined in accordance with GAAP.
“Taxes” means all taxes, assessments, fees, or other charges from time to time or at any time imposed by any Laws or by any Governmental Authority.
“Total Adjusted Capital” means “Total Adjusted Capital” as defined by the NAIC, and as applied in the context of the Risk Based Capital Guidelines promulgated by the NAIC.
“Voting Percentage” means, as to any Bank, (a) at any time when the Revolving Commitments are in effect, such Bank’s Pro Rata Share and (b) at any time after the termination of the Revolving Commitments, the percentage (carried out to the ninth decimal place) which (i) the Outstanding Amount of such Bank’s portion of the Revolving Loan then constitutes of (ii) the Outstanding Amount of the Revolving Loan; provided, however, that if any Bank has failed to fund any portion of the Revolving Loan, such Bank’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Banks shall be recomputed for purposes of this definition and the definition of “Required Banks” without regard to such Bank’s Revolving Commitment or the outstanding amount of its portion of the Revolving Loan.
     Section 1.2 Heading. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.
     Section 1.3 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural, and the plural shall include the singular, where appropriate; and words of any gender shall include each other gender where appropriate.
     Section 1.4 Money. Unless stipulated otherwise, all references herein to “dollars,” “money,” “payments,” or other similar financial or monetary terms, are references to currency of the United States of America.
     Section 1.5 Accounting Terms. All accounting and financial terms used herein, and the compliance with each covenant contained herein which relates to financial matters, shall be determined in accordance with GAAP in the case of Borrower or, in the case of an Insurance Subsidiary, with SAP.
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     Section 1.6 Articles, Sections, and Exhibits. All references to Articles and Sections contained herein are, unless specifically indicated otherwise, references to articles and sections of this Agreement. All references to “Exhibits” contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit attached hereto, which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof.
     Section 1.7 Construction. Unless otherwise expressly provided in this Agreement or the context requires otherwise, (a) all references to time are Austin, Texas time, (b) all references to “Articles”, “Sections”, “Exhibits”, and “Schedules” are to the Articles, Sections, Exhibits, and Schedules of and to this Agreement, (c) headings used in this Agreement and each other Loan Document are for convenience only and shall not be used in connection with the interpretation of any provision hereof or thereof, (d) references to any Person include that Person’s heirs, personal representatives, successors, and permitted assigns, that Person as a debtor-in-possession, and any receiver, trustee, liquidator, conservator, custodian, or similar party appointed for such Person or all or substantially all of its assets, (e) references to any Law include every amendment or restatement to it, rule and regulation adopted under it, and successor or replacement for it, and (f) references to a particular Loan Document include each amendment, modification, extension, or supplement to or restatement of it made in accordance with this Agreement and such other Loan Document.
ARTICLE II
REVOLVING LOAN
     Section 2.1 Revolving Advances. Subject to the terms and conditions herein set forth, each Bank severally agrees to make advances to Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date (the “Revolving Advances”), in an aggregate amount not to exceed at any time outstanding the amount of such Bank’s Revolving Commitment (such outstanding Revolving Advances collectively referred to herein as the “Revolving Loan”). Banks shall have no obligation to make a Revolving Advance (a) to the extent the amount of the requested Revolving Advance plus all outstanding Revolving Advances exceeds the Aggregate Revolving Commitment, (b) to the extent the amount of a requested Acquisition Advance exceeds 90% of the Acquisition Consideration for such Acquisition, and (c) to the extent the amount of a requested Corporate Advance plus all outstanding Corporate Advances exceeds $5,000,000 in the aggregate. Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Notes and, except for the Corporate Advances, shall be secured by the Collateral. Within the limits set forth in this Section 2.1, Borrower may borrow, prepay pursuant to Section 2.3 and reborrow.
     Section 2.2 Procedures for Requesting Revolving Advances. Borrower shall comply with the following procedures in requesting Revolving Advances:
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     (a) Time for Requests. Borrower shall submit a Request to Administrative Agent for each (i) Revolving Advance of less than $5,000,000 not later than 11:00 a.m. on the Business Day which is the date such Revolving Advance is to be made, and (ii) Revolving Advance equal to or in excess of $5,000,000, not later than at least twenty (20) days before the date such requested Revolving Advance is to be made. Each such Request shall be effective upon receipt by Administrative Agent, shall be in writing signed by two (2) Authorized Representatives of Borrower or persons whom Administrative Agent reasonably believes to be an Authorized Representative of Borrower, and shall specify whether the requested Revolving Advance shall be an Acquisition Advance or a Corporate Advance. Administrative Agent may, in its sole discretion, accept and honor telephonic or electronic (including facsimile) requests for Revolving Advances, and if Administrative Agent does accept and honor any telephonic or electronic request, it may require written confirmation thereof from Borrower. Following receipt of a Request, Administrative Agent shall promptly notify each Bank of its Pro Rata Share of the Revolving Advances. Borrower shall repay all Revolving Advances even if Administrative Agent does not receive such confirmation and even if the person requesting a Revolving Advance was not in fact authorized to do so. Any request for a Revolving Advance, whether written or telephonic, shall be deemed to be a representation by Borrower that the applicable conditions set forth in Article V have been satisfied as of the time of the request.
     (b) Disbursement. Upon fulfillment of the applicable conditions set forth in Article V, Administrative Agent shall disburse the proceeds of the requested Revolving Advance by crediting the same to Borrower’s demand deposit account maintained with Administrative Agent unless Administrative Agent and Borrower shall agree in writing to another manner of disbursement.
     (c) Funding and Payments Generally.
     (i) If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses incurred by Administrative Agent and each Bank, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (ii) Unless Borrower or any Bank has notified Administrative Agent prior to the date any payment is required to be made by it to Administrative Agent hereunder that Borrower or such Bank as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:
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     (A) if Borrower failed to make such payment, each Bank shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Bank to the date such amount is repaid to Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and
     (B) if any Bank failed to make such payment, such Bank shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank pays such amount to Administrative Agent, then such amount shall constitute such Bank’s Revolving Advance included in the applicable borrowing. If such Bank does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.
     A notice of Administrative Agent to any Bank with respect to any amount owing under this subsection (ii) shall be conclusive, absent manifest error.
     (iii) If any Bank makes available to Administrative Agent funds for any Revolving Advance to be made by such Bank as provided in the foregoing provisions of this Article II, and the conditions to the applicable Request set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall promptly return such funds (in like funds as received from such Bank) to such Bank, without interest.
     (iv) The obligations of the Banks hereunder to make Revolving Advances are several and not joint. The failure of any Bank to make any Revolving Advance on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Revolving Advance.
     (v) If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of any Revolving Advances made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Bank
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shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Revolving Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment in respect of such Revolving Advance, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank’s ratable share (according to the proportion of (i) the amount of such paying Bank’s required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Borrower agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off), but subject to Section 11.10 with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments. Each Bank that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.
     Section 2.3 Voluntary Prepayments. Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay the Revolving Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. of the date of prepayment; (ii) any prepayment of the Revolving Loan shall be in a principal amount of $100,000 or a whole multiple thereof (or, in each case if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     Section 2.4 Mandatory Prepayments. On or before any date of any reduction of the Revolving Commitment, Borrower shall prepay the Revolving Loan in an amount necessary to reduce the sum of the Revolving Loan to an amount less than or equal to the Aggregate Revolving Commitment as so reduced.
     Section 2.5 Repayment of the Revolving Loan. To the extent not otherwise required to be paid earlier as provided herein, Borrower shall repay the Revolving Loan on the Maturity Date.
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     Section 2.6 Interest.
     (a) Subject to the provisions of subsection (b) below, each Revolving Advance shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the lesser of (x) the Highest Lawful Rate or (y) the Rate.
     (b) If any amount payable by Borrower under any Loan Document is not paid when due (giving effect, however, to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times, to the fullest extent permitted by applicable Laws, equal to the lesser of (x) the Default Rate or (y) the Highest Lawful Rate. Furthermore, upon the request of Required Banks, while any Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times, to the fullest extent permitted by applicable Laws, equal to lesser of (x) the Default Rate or (y) the Highest Lawful Rate. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Revolving Advance shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (d) The Rate shall be reset at the end of each 30-day period during the term of the Revolving Loan.
     Section 2.7 Computation of Interest. Subject to Section 11.15, all computations of interest for Revolving Advances shall be made on the basis of a year of 360 days and the actual number of days elapsed.
     Section 2.8 Payments Generally.
     (a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or Taxes. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, at the Administrative Agent’s Principal Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. All payments received by Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of payment with respect to principal and interest on the Revolving Loan and fees related thereto in like funds as received by Administrative Agent.
     (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
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     (c) Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Revolving Advance in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Revolving Advance in any particular place or manner.
     (d) Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document.
     Section 2.9 Termination of Revolving Commitment. (a) Borrower shall have the right to terminate the Aggregate Revolving Commitment at any time.
     (a) On the Maturity Date, the Aggregate Revolving Commitment shall automatically reduce to zero.
     (b) Upon any termination of the Aggregate Revolving Commitment pursuant to this Section 2.9, Borrower shall immediately make a prepayment of the Revolving Loan in accordance with Section 2.4 unless otherwise mutually agreed upon by Borrower and Banks. Borrower shall not have any right to rescind any termination. Once terminated, the Aggregate Revolving Commitment may not be reinstated.
ARTICLE III
COLLATERAL
     Section 3.1 Collateral. As collateral security for the prompt payment and performance of the Obligations, Administrative Agent, for the pro rata benefit of Banks, shall be granted Liens and security interests (collectively, the “Security Interests”) on, in, and to the following described Collateral (herein so called):
(a)	any and all shares of capital stock of any Subsidiary hereafter acquired or formed by Borrower or CICA using all or a portion of proceeds from any Revolving Advance, which shall be not less than 100% of issued and outstanding capital stock or other equity interests of such entity;

(b)	proceeds of assignment of proceeds of the Surplus Debentures; and

(c)	any and all interest, dividends and distributions with respect to, and any and all proceeds arising from or by virtue of the sale or other disposition of, or from the collection of, the Collateral described in paragraphs (a) through (b) above.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to Administrative Agent and Banks as follows:
     Section 4.1 Existence and Authority. Each of Borrower and its Material Subsidiaries (a) is duly organized, validly existing, and in good standing under the Laws of its state of organization recited herein, (b) is duly qualified to transact business and is in good standing in each jurisdiction where the nature and extent of its assets, properties, business, and operations require the same and where the failure to so qualify and/or be in good standing could have a Material Adverse Effect, and (c) possesses all requisite authority and power, and all licenses, permits, and franchises, to conduct its business as presently conducted and to own its properties and assets. Each of Borrower and its Subsidiaries possesses all requisite corporate authority and power to execute, deliver, and comply with the terms of this Agreement and the other Loan Documents to which it is a party.
     Section 4.2 Corporate Authorization. All requisite corporate action to authorize the execution and delivery of the Loan Documents to be executed by Borrower and its Subsidiaries, the consummation of all transactions contemplated thereby, and the performance and discharge by Borrower and its Subsidiaries of their respective obligations thereunder has been duly taken by Borrower and its Subsidiaries; no authorization, approval, consent, or notice under the provisions of the articles of incorporation or bylaws, or any amendments thereof, of Borrower or its Subsidiaries, or under any other relevant agreements, documents, instruments or applicable Law or by any additional party or Governmental Authority is required with respect to the execution and delivery of such Loan Documents, the consummation of all transactions contemplated thereby or the performance and discharge by Borrower and its Subsidiaries of their respective obligations thereunder, except such consents as have been obtained; and all of such Loan Documents will, upon execution and delivery, constitute, legal, valid and binding obligations of Borrower and its Subsidiaries, as the case may be, enforceable against each of them in accordance with their respective terms. Each Surplus Debenture hereafter executed and delivered in connection with an Acquisition Advance, will, when so executed, constitute the legal, valid and binding of obligation of CICA under such Surplus Debenture.
     Section 4.3 Compliance with Laws and Documents. Neither Borrower nor any Subsidiary is, nor will the execution, delivery, or performance of or compliance with the terms of, the Loan Documents cause Borrower or any Subsidiary to be, in violation of any Laws or provisions of their respective articles of incorporation or bylaws, as amended, in any respect which could have any effect whatsoever upon the validity, performance, or enforceability of any of the terms of the Loan Documents or which could have a Material Adverse Effect. The performance by Borrower or any Subsidiary of any or all of the terms and provisions contained herein or in any of the other Loan Documents will not violate the provisions of any agreement to which Borrower or any Subsidiary is a party the effect of which could have a Material Adverse Effect.
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     Section 4.4 Litigation. Except as set forth on Schedule 4.4, there is no Litigation pending or, to the knowledge of Borrower, threatened against Borrower or any Subsidiary, and there are no outstanding or unpaid judgments, penalties or assessments against Borrower or any Subsidiary, which in either event could have a Material Adverse Effect.
     Section 4.5 Taxes. Each of Borrower and the Subsidiaries has filed all required material Tax returns and reports and has paid, or adequately provided for the payment of, all material Taxes imposed on any of them or upon any of their respective assets, income, or franchises, other than (a) any such charges which are currently payable without penalty or interest, and (b) Taxes being contested in good faith and by appropriate proceedings diligently conducted.
     Section 4.6 Financial Statements. The Current Financials, heretofore furnished to Banks, were prepared on a basis consistent with preceding periods and fairly present the financial condition and results of operations of each of Borrower and its Subsidiaries as of, and for the portion of the fiscal year ending on, the date thereof. There were no material liabilities, direct or indirect, fixed or contingent, of Borrower and its Subsidiaries as of the date of the Current Financials which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Banks, there have been no material adverse changes in the financial condition or operation of Borrower and its Subsidiaries from those shown in the Current Financials since the date thereof, nor has Borrower and its Subsidiaries incurred any material liability, direct or indirect, fixed, or contingent (except contingent liabilities with respect to insurance policies issued in the ordinary course of business). Since the date of the Current Financials, no Internal Control Event has occurred which could reasonably be expected to have a Material Adverse Effect.
     Section 4.7 Purpose of Loan. The proceeds of the Revolving Loan will be used by Borrower only for the purposes described in the Recitals hereto.
     Section 4.8 Investment Company Act. Neither Borrower nor any Material Subsidiary is an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.9 Properties. Borrower and the Material Subsidiaries have good and marketable title to all their respective properties reflected on the Current Financials, and except for the Permitted Liens, there is no Lien on any asset of Borrower or any Material Subsidiary. There are no presently effective financing statements of record in any jurisdiction covering any tangible or intangible assets of Borrower or any Material Subsidiary. Borrower and the Material Subsidiaries have in effect with respect to their properties and assets insurance in such amounts and against such casualties and contingencies as is customary in the case of businesses engaged in the same or a similar business or having similar properties similarly situated.
     Section 4.10 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than as set forth on Schedule 4.10 and the corporate structure and stock ownership of Borrower and its Subsidiaries is as set forth on Schedule 4.12.
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     Section 4.11 Compliance with Law. The business and operations of each of Borrower and its Subsidiaries have been and are being conducted in accordance with all applicable laws, rules and regulations of all Governmental Authorities and Insurance Regulatory Authorities.
     Section 4.12 Capital Stock. As of the Closing Date, the authorized capital stock and the issued and outstanding capital stock of Borrower and each of its Material Subsidiaries is as designated on Schedule 4.12. All of the issued and outstanding shares of capital stock of each such corporation are duly authorized, validly issued, fully paid and nonassessable. Neither Borrower nor any Subsidiary has granted or issued, or agreed to grant or issue, or reserved for issuance, any options, warrants or similar rights to any Person to acquire any shares or other securities convertible into capital stock other than (a) the Shemano/Stonegate Warrants and (b) the Preferred Stock.
     Section 4.13 Existing Indebtedness. Except as disclosed in the Current Financials or the notes thereto or on Schedule 4.13, neither Borrower nor any Material Subsidiary is directly, indirectly, or contingently obligated with respect to any Indebtedness.
     Section 4.14 Material Agreements. As of the Closing Date, Schedule 4.14 contains a true and complete description of all material written contracts, agreements, commitments, and understandings to which Borrower or any Material Subsidiary is a party, by which Borrower or any Material Subsidiary is directly or indirectly bound, or to which any of the assets of Borrower or any Material Subsidiary may be subject, except insurance policies or contracts issued, or reinsurance contracts entered into, by any Material Subsidiary in the ordinary course of business (“Material Agreements”).
     Section 4.15 Insiders. Neither Borrower nor any Subsidiary nor any Person having “control” (as that term is defined in 12 U.S.C. § 375(b)(5) or in regulations promulgated pursuant thereto) of Borrower or any Subsidiary is, an “executive officer”, “director” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of any Bank, of a bank holding company of which any Bank is a subsidiary, or of any subsidiary of a bank holding company of which any Bank is a subsidiary.
     Section 4.16 ERISA.
     (a) Each Employee Plan has been maintained and administered in substantial compliance with the applicable requirements of the Code and ERISA. No circumstances exists with respect to any Employee Plan that could have a Material Adverse Effect.
     (b) With respect to each Pension Plan, (i) no accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, exists; (ii) the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing assumptions) does not exceed the current value of plan assets allocable to such benefits by a material amount; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred other than a reportable event with respect to which the 30-day notice requirement has been waived by regulation; (iv) no uncorrected prohibited transactions (within the meaning of Section 4975 of the Code) exist which could have
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a Material Adverse Effect and for which there exists no statutory or regulatory exception; (v) to the extent such plan is covered by PBGC, no material liability to the PBGC exists and no circumstances exist that could reasonably be expected to result in any such liability; and (vi) no material withdrawal liability (within the meaning of Section 4201(a) of ERISA) exists and no circumstances exist that could reasonably be expected to result in any such liability.
     (c) As of the Closing Date, neither Borrower nor any Subsidiary has any obligation under any Employee Plan to provide post-employment health care benefits to any of its current or former employees, except as may be required by Section 4980B of the Code or otherwise required by law.
     Section 4.17 Full Disclosure. There is no material fact that Borrower has not disclosed to Bank which could have a Material Adverse Effect. Neither the Financial Statements referenced in Section 4.6 hereof, nor any certificate or statement delivered herewith or heretofore by Borrower or any Subsidiary to Administrative Agent or any Bank in connection with negotiation of this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to keep the statements contained herein or therein from being misleading.
     Section 4.18 No Default. No Default and no event which, with the lapse of time or notice or both could become a Default, has occurred and is continuing, and neither Borrower nor any Subsidiary is in default under any partnership agreement, indenture, indebtedness, promissory note, mortgage, deed of trust, security agreement, lease, license, permit, franchise or other obligation to which it is a party or by which it or its property is bound, which default could have a Material Adverse Effect or result in any cancellation, loss or forfeiture of any material right granted thereby or result in any material penalty to Borrower or any Subsidiary.
     Section 4.19 Principal Office. The addresses of the principal office, chief executive office, and principal place of business of Borrower and each Material Subsidiary is as set forth on Schedule 4.19.
     Section 4.20 Licenses, Patents and Trademarks. Borrower and its Material Subsidiaries own or possess all patents, trademarks, copyrights and other industrial or intellectual property rights (whether granted by Law or contract) and all Licenses and franchises which are necessary for the present and planned future conduct of their respective businesses, without any known conflict with, or violation of, the rights of others.
     Section 4.21 Insurance Licenses. Schedule 4.21 attached hereto lists, as of the Closing Date, all of the jurisdictions in which any Material Subsidiary holds active licenses (including, without limitation, licenses or certificates of authority from applicable insurance departments), permits or authorizations to transact insurance business (collectively, the “Licenses”). No such License is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis known to Borrower or its Material Subsidiaries for such a suspension or revocation, and to Borrower’s or such Material Subsidiary’s knowledge no such suspension or revocation has been threatened by any licensing authority. Schedule 4.21 indicates the line or lines of insurance which each Material Subsidiary is permitted to engage in with

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respect to each License therein listed. No Material Subsidiary transacts any insurance business, directly or indirectly, in any state in a manner or to an extent which would require it to be licensed in such state under the Laws of such state, other than as specified on Schedule 4.21 hereto.
     Section 4.22 No Assumed Names. Except as set forth on Schedule 4.22, neither Borrower nor any Material Subsidiary does business under any name other than its corporate name shown herein.
     Section 4.23 Sufficiency of Capital. Borrower and its Subsidiaries on a consolidated basis are, and Borrower and each Material Subsidiary on an individual basis is, and after consummation of the transactions contemplated by this Agreement and after giving effect to the Obligations incurred and Security Interests created by such companies in connection herewith will be, Solvent. As used in this Section 4.23, “Solvent” means, with respect to a particular date, that on such date (i) the fair value of the property of such company is greater than the total amount of the fair value of liabilities, including, without limitation, contingent liabilities, of such company, (ii) the present fair salable value of the assets of such company is not less than the amount that will be required to pay the probable liability of such company on its debts as they become absolute and matured, (iii) such company is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such company does not intend to, nor believes that it will, incur debts or liabilities beyond such company’s ability to pay as such debts and liabilities mature, and (v) such company is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such company’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such company is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or material liability.
ARTICLE V
CONDITIONS PRECEDENT
     Section 5.1 Conditions Precedent to Revolving Advances on the Closing Date. Banks will not be obligated to make the initial Revolving Advance until Borrower has delivered, or has caused to be delivered, to Administrative Agent, or Administrative Agent otherwise receives, on or prior to the Closing Date, the following described documents, certificates, evidences, opinions, and other instruments in form and substance satisfactory to Administrative Agent and Banks:
(a)	Articles of Incorporation. A copy of the articles of incorporation or organization, and all amendments thereto, of each of Borrower and its Material Subsidiaries, accompanied by certificates that such copy is correct and complete issued by (i) the appropriate governmental official of the state of its organization bearing a

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Current Date and (ii) the secretary of each such corporation or organization dated as of the Closing Date.

(b)	Bylaws. A copy of the bylaws, and all amendments thereto, of each of Borrower and its Material Subsidiaries, accompanied by a certificate that each such copy is correct and complete, dated the Closing Date, executed by the secretary of such corporation.

(c)	Good Standing and Authority. Certificates of the appropriate governmental officials of such jurisdictions as Administrative Agent may request, each bearing a Current Date, to the effect that Borrower and its Material Subsidiaries are in good standing with respect to payment of franchise and similar Taxes and are duly qualified to transact business therein, accompanied by the certificate of the secretary of each such corporation, dated the Closing Date, that such certificates are true and correct.

(d)	Incumbency. A certificate of incumbency of all officers of Borrower and its Material Subsidiaries who will be authorized to execute or attest any of the Loan Documents to which Borrower or such Subsidiary is a party on behalf of such companies, dated the Closing Date, executed by their respective presidents and secretaries.

(e)	Resolutions. A copy of resolutions approving the Loan Documents and authorizing the transactions contemplated in this Agreement, duly adopted by the boards of directors of Borrower, accompanied by a certificate of the secretary of each such company dated the Closing Date, that such copy is a true and correct copy of resolutions duly adopted at a meeting of, or by unanimous written consent of, the board of directors of such company and that such resolutions have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date.

(f)	Assumed Name Certificate. If Borrower or any Material Subsidiary is engaged in business using an assumed name, a certified copy of the certificate of assumed name, with evidence that such certificate was properly filed in the appropriate public office of the applicable jurisdiction in which Borrower or such Material Subsidiary is engaged in business using the assumed name.

(g)	Opinion of Counsel. The opinion of counsel to Borrower and its Material Subsidiaries satisfactory in form and substance to Administrative Agent.

(h)	Notes. The Notes in the amount of each Bank’s Revolving Commitment, duly executed by Borrower, properly completed, dated the Closing Date.

(i)	Security Agreement. The Security Agreement, properly executed by Borrower, and related UCC financing statements.

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(j)	CICA Security Agreement. The CICA Security Agreement, properly executed by CICA, and related financing statements.

(k)	UCC Searches. Searches of the Uniform Commercial Code, tax lien and other records as Administrative Agent may require.

(l)	Financing Statements. Evidence that Uniform Commercial Code financing statements in proper form executed by all proper parties have been filed in all necessary filing offices.

(m)	Priority. Evidence that the Security Interests are of first priority.

(n)	Regulatory Approvals. Evidence that all consents, licenses and approvals of Governmental Authorities required in connection with the execution, delivery, performance, validity and enforceability of this Agreement and, each of the other Loan Documents have been obtained, including, without limitation, any necessary approvals for the issuance of the Surplus Debenture.

(o)	Other Documents. Such other documents, opinions, certificates, agreements, instruments, and evidences as Administrative Agent or Bank may reasonably request.

(p)	Origination Fee. Administrative Agent shall have received for the pro rata account of each Bank, an origination fee equal to 0.375% of each Bank’s Revolving Commitment.
     Section 5.2 Conditions Precedent to All Revolving Advances. In addition to the conditions precedent in Section 5.1, the obligation of Banks to make each Revolving Advance shall be subject to the conditions precedent that:
(a)	the representations and warranties contained in Article IV are correct on and as of the date of such Revolving Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)	no event has occurred and is continuing, or would result from such Revolving Advance which constitutes a Default or which, with the lapse of time or notice or both, could become a Default.
     Section 5.3 Conditions Precedent to All Acquisition Advances. In addition to the conditions precedent in Sections 5.1 and 5.2, the obligations of Banks to make each Acquisition Advance shall be subject to the conditions precedent that Administrative Agent shall receive prior to or on the date of such Acquisition Advance, an assignment of proceeds of a Surplus Debenture in at least the amount of such Acquisition Advance, any amendments or supplements to the Security Agreement required by Administrative Agent, and evidence that the Acquisition to which such requested Acquisition Advance relates has been approved by the board of directors or other governing body of the Person being acquired.

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     Section 5.4 Conditions Precedent to All Revolving Advances in Excess of $5,000,000. In addition to the conditions precedent in Sections 5.1, 5.2 and 5.3, the obligation of Banks to make each Revolving Advance equal to or in excess of $5,000,000 shall be subject to the following conditions precedent:
     (a) Banks shall have given its prior written consent to such Revolving Advance;
     (b) if such Revolving Advance is an Acquisition Advance, at least twenty (20) days prior to the requested Acquisition Advance, Banks shall have received copies of the acquisition documents; and
     (c) if such Revolving Advance is an Acquisition Advance, Banks shall have received pro forma Financial Statements of Borrower (prepared in accordance with GAAP) which take into account the effects of the applicable Acquisition, and which demonstrate to the satisfaction of Banks that no Default shall exist after giving effect thereto.
     Section 5.5 Conditions Precedent to Revolving Advances Resulting in the Aggregate Amount of Revolving Advances Exceeding $30,000,000. In addition to the conditions precedent in Sections 5.1, 5.2, 5.3 and 5.4, the obligation of Banks to make any Revolving Advance which would result in the aggregate amount of outstanding Revolving Advances to be in an amount in excess of $30,000,000, shall be subject to the execution of an amendment to the Subordination Agreement which will provide that such excess amount will be included as Senior Liabilities (as defined in the Subordination Agreement).
ARTICLE VI
AFFIRMATIVE COVENANTS
     Unless Banks shall otherwise consent in writing, until payment and performance in full of the Obligations and termination of the Aggregate Revolving Commitment, Borrower covenants and agrees with Banks that it will and will cause each Subsidiary to, directly or indirectly:
     Section 6.1 Proceeds. Use the proceeds of the Revolving Loan for proper corporate purposes and as represented and warranted herein.
     Section 6.2 Reporting Requirements. Deliver or cause to be delivered to each Bank:
(a)	as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of profit and loss, and reconciliation of surplus, and cash flows for such fiscal year, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Banks, which report and opinion shall be prepared in accordance with GAAP and Securities Laws and shall not be subject to any qualifications or exceptions, and accompanied by (i) an attestation report of such Registered Public Accounting Firm as to Borrower’s internal controls pursuant to Section 404 of

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Sarbanes-Oxley and (ii) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing (other than with respect to consolidating statements), they have not obtained knowledge of any Default or unmatured Default, or, if in the opinion of such accountants any Default or unmatured Default shall exist, stating the nature and status thereof; and

(b)	as soon as available, but in any event within 60 days after the end of each fiscal quarter (other than the fourth fiscal quarter) of each fiscal year of Borrower, a consolidated and consolidating balance sheet of Borrower and its Subsidiaries as at the end of each such fiscal quarter and the related consolidated and consolidating statements of profit and loss, and reconciliation of surplus, and cash flows for each such fiscal quarter and for the portion of Borrower’s fiscal year then ended, all in reasonable detail and certified by the chief financial officer or chief accounting officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)	as soon as available, but in any event on or before April 1 following the end of each fiscal year of each Material Subsidiary that is an Insurance Subsidiary, copies of each Annual Statement that such companies have filed with or submitted to their respective domiciliary Insurance Regulatory Authorities, all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein, and accompanied by a certificate of a responsible financial official of the appropriate company to the effect that such Annual Statements present fairly the financial condition and results of operations of each such company;

(d)	as soon as available, but in any event on or before June 1 following the end of each fiscal year of each of Borrower and its Material Subsidiaries that are Insurance Subsidiaries, copies of reports certified by an independent certified public accountant reasonably acceptable to Banks on a SAP basis of any certifications required by any Governmental Authority;

(e)	promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower or any of its Material Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or any of its Material Subsidiaries may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Banks pursuant hereto;

(f)	promptly, notice of any material change in accounting policies or financial reporting practices by Borrower or any Material Subsidiary;

(g)	promptly, notice of the occurrence of any ERISA Event;

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(h)	as soon as available, and in any event within 60 days after the end of each fiscal year of Borrower, updated Schedule 4.14 and 4.21;

(i)	promptly upon any Acquisition or formation of a new Subsidiary of Borrower, updated Schedules 4.10, 4.12, 4.14;

(j)	promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary as Administrative Agent or any Bank may from time to time request;

(k)	concurrently with the delivery of the financial statements referred to in Sections 6.2(a) and (b), a duly completed Compliance Certificate signed by the chief financial officer or chief accounting officer of Borrower; and

(l)	promptly, notice of the incurrence of any Internal Control Event.
     Section 6.3 Insurance Matters. Upon any Bank’s request, deliver to such Bank, and cause each Material Subsidiary to deliver to such Bank, promptly after receipt and/or becoming available, copies of (a) each material registration, filing or submission made by or on behalf of any Material Subsidiary with any Insurance Regulatory Authority, (b) each material examination and/or audit report or other similar report submitted to any Material Subsidiary by any Insurance Regulatory Authority, (c) all material information which any Bank may from time to time request with respect to the nature or status of any material deficiencies or violations reflected in any examination report or other similar report and (d) each material report, order, direction, instruction, approval, authorization, license or other notice which Borrower or any Material Subsidiary may at any time receive from any Insurance Regulatory Authority.
     Section 6.4 Notice of Litigation or Changes in Fact. Promptly notify each Bank of (a) the existence and status of any Litigation or the occurrence of any event which has resulted in, or could result in, a Material Adverse Effect, and (b) the occurrence of a Default or any event which, with notice or lapse of time or both, could become a Default.
     Section 6.5 Taxes. Duly pay and discharge all its material Taxes, assessments, and governmental charges prior to the date on which penalties will attach thereto, other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established.
     Section 6.6 Payment of Debts. Pay all of its material Indebtedness prior to the date on which penalties attach thereto.
     Section 6.7 Insurance. Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of businesses engaged in the same or a similar business or having similar properties similarly situated with such deviations therefrom as may be agreed upon by Banks from time to time.

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     Section 6.8 Maintenance of Existence. At all times maintain its existence and good standing and authority to transact business in all jurisdictions where the same may be necessary, and where the failure to do so could have a Material Adverse Effect.
     Section 6.9 Maintenance of Assets. (a) Maintain in full force and effect all material Rights, leases, franchise agreements, government clearances or certificates and all other licenses or rights necessary to comply with all Laws and other provisions applicable to the business of Borrower and its Subsidiaries where a failure to do so could have a Material Adverse Effect, and (b) maintain the assets used in their respective businesses in good repair, working order, and condition (normal wear and tear excluded) and make such proper repairs, renewals, and replacements as may be reasonably required except where a failure to so maintain could reasonably be expected not to have a Material Adverse Effect.
     Section 6.10 Expenses of Administrative Agent and Banks. Promptly pay all reasonable costs, fees, and expenses paid or incurred by (a) Administrative Agent incident to any of the Loan Documents (including reasonable attorneys’ fees and expenses incurred in connection with the negotiation, preparation, and execution thereof and any amendment thereto and the making of the Revolving Loan, whether or not the transactions contemplated hereby are consummated) and (b) Administrative Agent and each Bank in connection with the valid enforcement of the obligations of Borrower, or the valid exercise of any Rights (including, but not limited to, reasonable attorneys’ fees and court costs), all of which shall be and become a part of the Obligations.
     Section 6.11 Compliance with Material Agreements. Comply in all material respects with all material contracts, leases, agreements, indentures, mortgages or documents binding on it or affecting its properties or business where the failure to do so could have a Material Adverse Effect.
     Section 6.12 Books and Records: Access. Give any representative of any Bank access during all reasonable business hours to, and permit such representative to examine, copy or make excerpts from, any and all books, records and documents of Borrower or any Subsidiary in the possession of such corporation and relating to its affairs, and to inspect any of the properties of each such corporation. Borrower and each Subsidiary will maintain complete and accurate books and records of its transactions in accordance with GAAP and SAP, as appropriate
     Section 6.13 Compliance with Law. Comply with all Laws applicable to the conduct of its business or operations except to the extent that the failure to so comply could not have a Material Adverse Effect.
     Section 6.14 Authorization and Approvals. Promptly obtain from time to time at its own expense, all such governmental licenses, authorizations, consents, permits and approvals as may be required to enable it to comply with its obligations hereunder and under the other Loan Documents and to carry on in all material respects such corporation’s business substantially as currently conducted.

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     Section 6.15 Information and Other Documents. Promptly deliver to each Bank such information (not otherwise required to be furnished herein) respecting the business affairs, assets, and liabilities of Borrower and the Subsidiaries, and such opinions, certifications, and documents, in addition to those herein mentioned, as such Bank may reasonably request.
     Section 6.16 Environmental Law Compliance. Promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up measures necessary for Borrower and its Subsidiaries to comply with Applicable Environmental Laws affecting Borrower and its Subsidiaries.
     Section 6.17 Acquisitions and Subsidiaries. Upon acquisition of a Subsidiary in an Acquisition or formation of a new Subsidiary, in either case with proceeds of an Acquisition Advance, promptly (a) cause 100% of the outstanding capital stock or equity interests of such acquired or newly-formed Subsidiary to be pledged to Administrative Agent to secure the Obligations, (b) in the case of an Insurance Subsidiary, cause CICA to duly execute and deliver a Surplus Debenture to Borrower in at least the amount of any Acquisition Advance, a portion of the proceeds of which were used to acquire such Insurance Subsidiary, (c) deliver to Administrative Agent an assignment of the proceeds of such Surplus Debenture, (d) deliver to Administrative Agent evidence that the Acquisition to which such requested Acquisition Advance relates has been approved by the board of directors or other governing body of the Person being acquired, (e) deliver to Administrative Agent evidence that the Surplus Debenture has been approved by the appropriate Insurance Regulatory Authorities, and (f) deliver to Administrative Agent or any Bank of such other certificates, documents and opinions as may reasonably be required by Administrative Agent or any Bank with respect thereto.
     Section 6.18 Preferred Stock. Borrower shall deliver to Banks all documents related to any proposed issuance of Preferred Stock by Borrower no less than ten Business Days prior to any such issuance.
     Section 6.19 Subordination Agreement. Borrower shall deliver to (a) the Purchasers (as defined in the Subordination Agreement) an executed copy of this Agreement no less than five Business Days after the date hereof and (b) Administrative Agent evidence of such delivery.
ARTICLE VII
NEGATIVE COVENANTS
     Unless Banks shall otherwise consent in writing, until payment and performance in full of the Obligations and termination of the Aggregate Revolving Commitment, Borrower agrees with Banks that it will not, and will not permit any Material Subsidiary to, directly or indirectly:
     Section 7.1 Indebtedness. Create or suffer to exist any direct, indirect, fixed, or contingent liability for, or incur, any Indebtedness, except (a) the Obligations, (b) Indebtedness set forth and described in the Current Financials or on Schedule 4.13, (c) the Surplus Debentures, (d) current trade payables incurred in the ordinary course of business, (e) liabilities of Insurance Subsidiaries under insurance policies and reinsurance agreements issued in the ordinary course

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of business, (f) purchase money Liens relating to the acquisition of machinery and equipment of Borrower not exceeding the lesser of (i) $3,000,000 in the aggregate during any fiscal year of Borrower or (ii) an amount that would cause the Aggregate Permitted Exceptions during any fiscal year of Borrower to be equal to the Aggregate Permitted Exceptions Amount, and (g) Indebtedness in respect of Capital Leases not exceeding the lesser of (i) $3,000,000 in the aggregate during any fiscal year of Borrower or (ii) an amount that would cause the Aggregate Permitted Exceptions during any fiscal year of Borrower to be equal to the Aggregate Permitted Exceptions Amount.
     Section 7.2 Negative Pledge. Grant, create, incur, permit or suffer to exist any mortgage, pledge, security interest, conditional sale or other title retention agreement, charge, encumbrance or other Lien upon any of its assets or properties, except for Permitted Liens, or agree with any Person (other than in this Agreement and the other Loan Documents) that they will not grant, create, incur, permit or suffer to exist any Lien upon any of such assets.
     Section 7.3 Restrictions on Dividends. Directly or indirectly declare or make, or incur any liability to make, any Dividend (other than (a) Dividends payable solely in capital stock, (b) any Dividend paid by any Subsidiary of Borrower to Borrower or to another Subsidiary of Borrower that is the direct parent company of such Subsidiary, and (c) Dividends pursuant to the Citizens Equity Agreements, so long as no Default exists immediately preceding any Dividend or after giving effect thereto and payment of such Dividend would not be prohibited by the Subordination Agreement), or any purchase or redemption of any outstanding shares of stock or other equity securities issued by Borrower or any Subsidiary.
     Section 7.4 Limitation on Liquidation, Merger, Consolidation, and Disposition of Assets. At any time dissolve or liquidate, or consolidate with or merge into or with any Person or Persons, or enter into or undertake any plan of consolidation or merger with any Person or Persons, or convey, sell, lease (as lessor) or otherwise transfer or dispose of all or, except in the ordinary course of business, any portion of its property or assets (either by or through a single transaction or through a series of separate but related transactions) other than the disposition of obsolete or worn assets. Notwithstanding the foregoing, any Subsidiary of Borrower (a) may be merged or consolidated with or into (i) Borrower, provided that Borrower shall be the continuing or surviving corporation, or (ii) CICA, provided that CICA shall be the continuing or surviving corporation, and (b) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or CICA.
     Section 7.5 No Assignment. Assign or transfer, or attempt to assign or transfer, any of their respective Rights, duties, or obligations under any of the Loan Documents.
     Section 7.6 Prepayments. Pay any of its Indebtedness prior to the date on which such Indebtedness is due and payable in accordance with the terms thereof, except (a) the Obligations, (b) the Surplus Debenture, provided that any prepayment of the Surplus Debenture shall within three (3) Business Days be applied by Borrower as a prepayment of the Obligations, and (c) provided no Default has occurred and is continuing or would result therefrom, other Indebtedness not to exceed $3,000,000 in aggregate amount during the term of this Agreement.

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     Section 7.7 Loans, Advances and Investments. Make any Investment in, or otherwise acquire any interest in, or control of, another company, business or Person, except for Permitted Investments.
     Section 7.8 Surplus Debenture. At any time amend, modify, cancel, terminate or discharge, or waive compliance with, or fail to enforce, the terms of any Surplus Debenture.
     Section 7.9 Leverage Ratio. Permit the Leverage Ratio to be greater than 3.0 to 1.0 as of the end of any fiscal quarter of Borrower.
     Section 7.10 Fixed Charge Coverage Ratio. Permit the Fixed Charges Coverage Ratio to be less than 1.50 to 1.0 as of the end of any fiscal quarter of Borrower.
     Section 7.11 Funded Debt to Tangible Net Worth Ratio. Permit the Funded Debt to Tangible Net Worth Ratio to be greater than 0.75 to 1.0 as of the end of any fiscal quarter of Borrower.
     Section 7.12 Debenture Coverage Ratio. Permit the Debenture Coverage Ratio to be less than 1.50 to 1.0 as of the end of any fiscal quarter of Borrower.
     Section 7.13 Reinsurance. Permit any Material Subsidiary to enter into any reinsurance agreements of any kind except for risk transfer reinsurance agreements entered into in the ordinary course of business by such Subsidiaries in accordance with their historical practice.
     Section 7.14 Transactions With Affiliates. Enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any transaction with any Affiliate of Borrower or any Subsidiary, except (and in any event only if such transactions are effected in accordance with all applicable insurance laws and regulations governing transactions among insurance holding company system affiliates, including obtaining any necessary consents or approvals of such transaction by applicable Insurance Regulatory Authorities) (a) as provided herein, (b) in the ordinary course of and pursuant to the reasonable requirements of Borrower’s or Subsidiary’s business and upon fair and reasonable terms that are no less favorable to Borrower or Subsidiary than would be obtained at the time of such transaction in a comparable arm’s length transaction with a Person not an Affiliate of Borrower or Subsidiary and (c) in respect of transactions with Affiliates of Borrower which do not meet the requirements of clause (b) immediately preceding provided the aggregate amount of such transactions do not exceed $3,000,000.
     Section 7.15 Business. Engage directly or indirectly through other Persons in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.
     Section 7.16 Limitation on Issuance of Capital Stock. Issue, sell or otherwise dispose of any shares of its capital stock or other securities, or rights, warrants or options to purchase or acquire any such shares or securities other than (a) in respect of stock issued by Borrower (i) as stock Dividends, (ii) in connection with the Shemano/Stonegate Warrants, (iii) as consideration for an Acquisition provided that no Default has occurred and is continuing or would result

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therefrom, and (iv) as part of a public offering provided that no Default has occurred and is continuing or would result therefrom, and (b) provided that no Default has occurred or is continuing or would result therefrom, the Preferred Stock.
     Section 7.17 Limitation on Leases. Except in the ordinary course of its business, enter into any agreement, or be or become liable under any agreement, not in existence on the Closing Date, for the lease, hire or use of any real or personal property except for leases or other agreements entered into after the Closing Date for which the amount of liability does not exceed the lesser of (a) $3,000,000 in the aggregate during any fiscal year of Borrower of (b) an amount that would cause the Aggregate Permitted Exceptions during any fiscal year of Borrower to be equal to the Aggregate Permitted Exceptions Amount.
     Section 7.18 Capital Expenditures. Make any capital expenditures (excluding capital expenditures which are a portion of the purchase price of any Acquisitions permitted hereunder) except in the ordinary course of business consistent with past practices not to exceed in aggregate amount the lesser of (a) $3,000,000 in the aggregate during any fiscal year of Borrower or (b) an amount that would cause the Aggregate Permitted Exceptions during any fiscal year of Borrower to be equal to the Aggregate Permitted Exceptions Amount.
     Section 7.19 Employee Plans.
     (a) Permit or suffer to exist any circumstances with respect to any Employee Plan that is likely to have a Material Adverse Effect. Borrower shall use its best efforts to maintain and administer, and to cause each member of its Controlled Group (as that term is defined in the Code) to maintain and administer, any Employee Plan in accordance with the applicable requirements of the Code and ERISA.
     (b) With respect to any Pension Plan (i) permit any accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, to exist; (ii) permit the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing actuarial assumptions) to exceed the current value of plan assets allocable to such benefits by a material amount; (iii) permit any reportable event (within the meaning of Section 4043 of ERISA) to occur, other than a reportable event with respect to which the 30-day notice requirement has been waived by regulation; (iv) permit a prohibited transaction (within the meaning of Section 4975 of the Code) for which there exists no statutory or regulatory exception to occur which has or could have a Material Adverse Effect; (v) incur any material liability to the PBGC; or (vi) incur any material withdrawal liability (within the meaning of Section 4201(a) of ERISA).
     (c) Incur a material obligation to provide post-employment health care benefits to any of its current or former employees, except as may be required by Section 4980B of the Code or otherwise required by law.
     Section 7.20 Subsidiaries. Own or acquire any Material Subsidiary that is not an operating insurance company or a holding company for an operating insurance company.

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     Section 7.21 Use of Proceeds. Use the proceeds of any portion of the Revolving Loan to directly or indirectly purchase or carry Margin Stock.
     Section 7.22 Composition of Corporate Group. Permit at any time (i) the fair value of the assets of Borrower and its Material Subsidiaries, as determined on a consolidated basis in accordance with GAAP, to be less than 75% of the fair value of the assets of Borrower and all of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, and (ii) the EBITDA, calculated solely with respect to Borrower and its Material Subsidiaries, as determined on a consolidated basis in accordance with GAAP, to be less than 75% of the EBITDA for Borrower and all of its Subsidiaries, as determined on a consolidated basis in accordance with GAAP.
     Section 7.23 Preferred Stock. Pay any obligations in respect of the Preferred Stock other than (a) payments in common stock of Borrower and (b) cash payments, provided that (i) immediately preceding and after giving effect to any such cash payment no Default exists or would result therefrom and (ii) any such cash payment would not be in violation of the Subordination Agreement.
ARTICLE VIII
DEFAULT
     The term “Default,” as used herein, means the occurrence of any one or more of the following events (including the passage of time, if any, specified therefor) provided that if any such event occurs and Banks subsequently agree in writing that they will not exercise any remedies hereunder as a result thereof, the occurrence of such event shall no longer be deemed a “Default” hereunder insofar as the state of facts giving rise to such event is concerned, but the same shall not operate as or be deemed to be a waiver with respect to any identical or similar state of facts which occurs thereafter:
     Section 8.1 Payment of Obligations. The failure or refusal of Borrower to pay (a) principal of the Obligations, or any part thereof, as it becomes due in accordance with the terms of the Loan Documents or (b) interest on the Obligations, or any other amounts due hereunder, upon the earlier of (i) five days after it becomes due in accordance with the terms of the Loan Documents, or (ii) one Business Day after notice of such failure to Borrower by Administrative Agent or any Bank.
     Section 8.2 Certain Covenants. The failure or refusal of Borrower or any Subsidiary to punctually and properly perform, observe, and comply with any covenant, agreement, or condition contained in Sections 6.1, 6.8, 6.12, or any section of Article VII.
     Section 8.3 Default under Loan Documents. The occurrence of an event of default or default as defined in and under any of the Loan Documents.
     Section 8.4 Other Covenants. The failure or refusal of Borrower or any Subsidiary to punctually and properly perform, observe, and comply with any covenant, agreement, or condition contained in any of the Loan Documents (other than covenants to pay the Obligations

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and those referenced in Section 8.2) and such failure shall not have been remedied within the earlier of (a) 30 days after such occurrence or (b) ten (10) days after notice of such failure to Borrower by Administrative Agent or any Bank.
     Section 8.5 Voluntary Debtor Relief. Borrower or any Subsidiary shall (a) execute an assignment for the benefit of creditors, or (b) admit in writing its inability to pay its debts generally as they become due, or (c) voluntarily seek the benefit or benefits of any Debtor Relief Law or become a party to any proceeding provided for by any Debtor Relief Law that could suspend or otherwise affect any of the Rights of Administrative Agent or any Bank granted in the Loan Documents.
     Section 8.6 Involuntary Proceedings. Borrower or any Subsidiary shall involuntarily (a) have an order, judgment, or decree entered against it by any Governmental Authority pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the Rights granted to Administrative Agent or any Bank in any of the Loan Documents, or (b) have a petition filed against it seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Administrative Agent or any Bank in any of the Loan Documents.
     Section 8.7 Judgments. The entry of a final judgment or judgments, from which no further appeal can be taken, against Borrower or any Subsidiary for the payment of money in an aggregate amount in excess of $1,000,000 and the same shall remain in effect and unstayed for a period of thirty (30) consecutive days.
     Section 8.8 Attachment. The attachment, sequestration, levy, tax lien, forfeiture or similar proceeding against the Collateral or any of the material assets of Borrower or any Material Subsidiary.
     Section 8.9 Material Agreements. The occurrence of a default by Borrower or any Material Subsidiary under any Material Agreement.
     Section 8.10 Other Indebtedness. Borrower or any Material Subsidiary shall fail to pay when due any principal of or interest on any Indebtedness (other than the Obligations) of having an aggregate principal amount of $500,000, and such failure shall continue beyond any applicable grace period, or the maturity of any such Indebtedness shall have been accelerated, or any such Indebtedness shall have been required to be prepaid, repurchased or redeemed prior to the stated maturity thereof, or any event shall have occurred that (a) permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Indebtedness or any person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment, repurchase or redemption, or (b) causes an offer to prepay, repurchase or redeem (automatically or otherwise) to be made.
     Section 8.11 Misrepresentation. The discovery by Administrative Agent or any Bank that any material statement, representation, or warranty in the Loan Documents or in any writing ever delivered to Administrative Agent or any Bank pursuant to the Loan Documents, is false, misleading, or erroneous in any material respect.

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     Section 8.12 Surplus Debenture Payments. Any Subsidiary liable on any Surplus Debenture shall fail to make a scheduled payment on or otherwise comply with the terms of the Surplus Debenture.
     Section 8.13 Action by Governmental Authority. (a) Any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to Borrower or any Subsidiary which could cause a Material Adverse Effect, (b) any License shall be revoked, the revocation of which could cause a Material Adverse Effect, or (c) any insurance commissioner or any other insurance regulator of any state intervenes or takes any steps towards intervening in the management of the business or operations of Borrower or any Subsidiary, or Borrower or any Subsidiary facilitates or takes any affirmative action with the intention of facilitating such intervention.
     Section 8.14 Full Force and Effect. This Agreement, or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower or any Subsidiary or any of their respective shareholders, or Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral covered thereby.
     Section 8.15 Stock Ownership. Borrower shall cease to own, legally and beneficially, directly or indirectly (a) 100% of the outstanding capital stock that constitutes Collateral, or (b) at any time 100% of the outstanding capital stock of any Material Subsidiary not constituting Collateral, unless with respect to clause (b) only 100% of the proceeds of such sale or other disposition are promptly to Borrower.
     Section 8.16 Change of Control. The occurrence of a Change of Control.
     Section 8.17 Liquidation or Dissolution. Borrower or any Subsidiary shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell or attempt to sell all or substantially all of its assets, without Banks’ prior written consent.
     Section 8.18 Preferred Stock. Any Preferred Stock shall be issued in which, or thereafter amended or modified in a manner such that, (a) the obligations of Borrower with respect thereto are not subordinated to the payment by Borrower of the Obligations or (b) the terms thereof affect Administrative Agent’s or any Bank’s rights against Borrower or otherwise as a creditor.
ARTICLE IX
RIGHTS OF ADMINISTRATIVE AGENT AND BANKS
     Section 9.1 Remedies Upon Default. Should a Default occur and be continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Banks, do any one or more of the following:

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(a)	Acceleration. Terminate the Aggregate Revolving Commitment and/or declare the entire unpaid balance of the Obligations and all other Indebtedness of Borrower to Banks, or any part thereof, immediately due and payable, whereupon it shall be due and payable without any action by Administrative Agent or any Bank, and without diligence, presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided, however, that upon the occurrence of a Default specified in Sections 8.5 or 8.6 hereof, such Obligations shall become due and payable without declaration, notice, demand or any other action by Administrative Agent or any Bank and the Aggregate Revolving Commitment shall automatically terminate.

(b)	Judgment. Reduce any claim to judgment.

(c)	Foreclosure. Take such steps legally permissible as Administrative Agent may deem appropriate to foreclose or otherwise enforce the Security Interests and all Liens granted to Administrative Agent to secure payment and performance of the Obligations.

(d)	Rights. Exercise any and all Rights afforded by the Laws of the State of Texas or any other jurisdiction as Administrative Agent shall deem appropriate, including, but not limited to, the Uniform Commercial Code of Texas or of such other jurisdiction, or by any of the Loan Documents, or by Law or equity, or otherwise.
     Section 9.2 Cumulative Rights. All Rights available to Administrative Agent and Banks under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Administrative Agent and Banks at Law or in equity, whether or not the Obligations are due and payable and whether or not Administrative Agent or any Bank shall have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.
     Section 9.3 Reimbursement of Expenses. Any reasonable expenses incurred by Administrative Agent pursuant to the exercise of any Right provided herein shall become part of the Obligations and shall bear interest at the rate of interest then in effect under the Notes from the date notice of such expense is sent by Administrative Agent until the date repaid by Borrower.
     Section 9.4 Performance by Administrative Agent. Should any covenant, duty, or agreement of Borrower fail to be performed in accordance with the terms of the Loan Documents, Administrative Agent may, at its option, perform, or attempt to perform, such covenant, duty, or agreement on behalf of Borrower. In such event, Borrower shall, at the request of Administrative Agent, promptly pay any reasonable amount expended by Administrative Agent in such performance or attempted performance to Administrative Agent at Administrative Agent’s Administrative Agent’s Principal Office, together with interest thereon at the rate of interest then in effect under the Notes from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that

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Administrative Agent does not assume and shall never have, except by express written consent of Administrative Agent, any liability or responsibility for the performance of any duties of Borrower hereunder, or under, or in connection with all or any part of the Collateral.
     Section 9.5 Administrative Agent and Banks Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Agent or any Bank the Rights or power to exercise control over the affairs and/or management of Borrower, the power of Administrative Agent or any Bank being limited to the Right to exercise the remedies provided in the other subsections of this Article; provided that, if Administrative Agent and each Bank becomes the owner of any stock of any Person, whether through foreclosure or otherwise, Administrative Agent and each Bank shall be entitled to exercise such legal Rights as it may have by being a shareholder of such Person.
     Section 9.6 Waivers. The acceptance by Administrative Agent or any Bank at any time and from time to time of part payment on the Obligations shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent or any Administrative Agent or any Bank of any Default shall be deemed to be a waiver of any other then existing or subsequent Default. No delay or omission by Administrative Agent or any Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.
     Section 9.7 Application of Proceeds. Any and all proceeds ever received by Administrative Agent or any Bank from any disposition of the Collateral, or any part thereof, or the exercise of any other Right pursuant to the Loan Documents shall be applied by Administrative Agent or any Bank to the Obligations in the order and manner set forth herein, notwithstanding any instructions to the contrary by Borrower; provided, that Borrower shall remain liable to Administrative Agent and Banks for any deficiency.
ARTICLE X
ADMINISTRATIVE AGENT
     Section 10.1 Appointment and Authorization of Administrative Agent. Each Bank hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or

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other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     Section 10.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel (including counsel to Borrower) and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of negligence or willful misconduct.
     Section 10.3 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any Subsidiary.
     Section 10.4 Reliance by Administrative Agent. (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks or all Banks, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and participants. Where this Agreement expressly permits or prohibits an action unless the Required Banks otherwise determine, Administrative Agent shall, and in all other instances, Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Banks.

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     (b) For purposes of determining compliance with the conditions specified in Article V (other than Section 5.4(a)), each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.
     Section 10.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Banks, unless Administrative Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Banks of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
     Section 10.6 Credit Decision; Disclosure of Information by Administrative Agent. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower or any Subsidiary thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required to be furnished to Banks by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Subsidiaries which may come into the possession of any Agent-Related Person.

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     Section 10.7 INDEMNIFICATION OF ADMINISTRATIVE AGENT. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, BANKS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF BORROWER AND WITHOUT LIMITING THE OBLIGATION OF BORROWER TO DO SO), PRO RATA, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF SUCH AGENT-RELATED PERSON); PROVIDED, HOWEVER, THAT NO BANK SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES RESULTING FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE REQUIRED BANKS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH BANK SHALL REIMBURSE ADMINISTRATIVE AGENT UPON DEMAND FOR ITS PRO RATA SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE REVOLVING COMMITMENTS, THE PAYMENT OF ALL OBLIGATIONS HEREUNDER AND THE RESIGNATION OR REPLACEMENT OF ADMINISTRATIVE AGENT. THE FOREGOING INDEMNITY SHALL APPLY TO THE NEGLIGENCE OF THE AGENT-RELATED PERSON (BUT NOT THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE AGENT-RELATED PERSON).
     Section 10.8 Administrative Agent in its Individual Capacity. Regions Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries as though Regions Bank were not Administrative Agent and without notice to or consent of Banks. Banks acknowledge that, pursuant to such activities, Regions Bank or its Affiliates may receive information regarding Borrower or any of its Subsidiaries (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Revolving Advances, Regions Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Bank” and “Banks” include Regions Bank in its individual capacity.
     Section 10.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon 30 days’ notice to Banks and Borrower. If Administrative Agent

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resigns under this Agreement, the Required Banks (excluding any Bank which is also the Administrative Agent from such determination) shall appoint from among Banks a successor administrative agent for Banks which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Banks and Borrower, a successor administrative agent from among Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and [Section 11.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Banks shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. Except as otherwise permitted herein, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing to be effective and shall be deemed to have been given or made (a) when personally delivered, (b) if mailed, when sent by registered or certified mail, postage prepaid, (c) if sent by a nationally recognized overnight delivery service, on the next business day after delivery to such service specifying delivery on the next business day or (d) if transmitted by telex, telecopier or facsimile machine, on the day that such notice is transmitted and received. The address of each party for the purposes hereof is as follows:

ADMINISTRATIVE AGENT:	REGIONS BANK
4134 West Braker Lane, Suite 100
Austin, Texas 78759
ABA # 062005690
Syndicate Services
Acct. # 02606082119231
Attn: Robin Ingari
Telecopy: (512) 373-2301
Ref: Citizens, Inc.

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with a copy to:

Winstead Sechrest & Minick P.C.
1201 Elm Street, Suite 5400
Dallas, Texas 75202
Attn: James R. Littlejohn
Telecopy: (214) 745-5390

BANKS:	REGIONS BANK
4314 West Braker Lane, Suite 100
Austin, Texas 78759
Attn: Robin Ingari
Telecopy: (512) 373-2301

GUARANTY BANK
301 Congress Avenue, Suite 300
Austin, Texas 78701
Attn: Dan Leonard
Telecopy: (512) 320-1041

BORROWER:	Citizens, Inc.
400 East Anderson Lane
Austin, Texas 78752
Attn: Mark A. Oliver, President
Telecopy: (512) 836-9334

with a copy to:

Jones & Keller, P.C.
1625 Broadway, 16th Floor
Denver, Colorado 80202
Attn: Reid A. Godbolt
Telecopy: (303) 573-8133
     Section 11.2 GOVERNING LAW. THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF TEXAS, AND THE SUBSTANTIVE LAWS OF SUCH STATE AND THE APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED THEREIN. IT IS AGREED THAT THE PROVISIONS OF CHAPTER 346 OF THE TEXAS FINANCE CODE SHALL NOT APPLY TO THE REVOLVING LOAN, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     Section 11.3 Choice of Forum: Service of Process and Jurisdiction. Any suit, action or proceeding against Borrower with respect to the Loan Documents or any judgment entered by

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any court in respect thereof, may be brought in the courts of the State of Texas, County of Travis, or in the United States courts located in the State of Texas as Administrative Agent may elect and Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Administrative Agent by registered or certified mail, return receipt requested, postage prepaid, to Borrower’s address set forth in this Agreement or any other address provided by Borrower to Administrative Agent in writing. Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents brought in the courts located in the State of Texas, County of Travis, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.
     Section 11.4 Expenses; Indemnification.
     (a) Borrower agrees to pay on demand all reasonable costs and expenses of Administrative Agent in connection with the preparation, execution, delivery, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for Administrative Agent with respect thereto and with respect to advising Administrative Agent as to its rights and responsibilities under the Loan Documents. Borrower further agrees to pay on demand all costs and expenses of Administrative Agent and Banks, if any (including, without limitation, reasonable attorneys’ fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.
     (b) BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS ADMINISTRATIVE AGENT AND EACH BANK AND EACH OF THEIR RESPECTIVE AFFILIATES AND OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 11.4 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY BORROWER, ITS DIRECTORS, SHAREHOLDERS OR

Loan Agreement — Page 48

CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST ADMINISTRATIVE AGENT OR ANY BANK, ANY ASSIGNEE OF ANY BANK, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE LOAN DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE REVOLVING LOAN.
     (c) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 11.4 shall survive the payment in full of the Revolving Loan and all other amounts payable under this Agreement.
     Section 11.5 Right of Set-off. Upon the occurrence and during the continuance of any Default under Sections 7.9, 7.10, 7.11, 7.12 and 8.1, each Bank (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its affiliates) to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement and the Notes, irrespective of whether Administrative Agent or any Bank shall have made any demand under this Agreement or the Notes and although such obligations may be unmatured. Each Bank agrees promptly to notify Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Bank may have.
     Section 11.6 Severability. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
     Section 11.7 Survival. Except as specifically provided herein, all representations, warranties, covenants and agreements of Borrower contained herein shall continue in full force and effect so long as any part of the Obligations remains unpaid and, except as otherwise indicated, shall not be affected by any investigation made by any party.

Loan Agreement — Page 49

     Section 11.8 Further Assurances. Borrower agrees that at any time and from time to time, upon the written request of Administrative Agent, it will, and will cause its Subsidiaries to, execute and deliver such further documents and do such further acts and things as Administrative Agent may reasonably request in order to fully effect the purpose of this Agreement and the other Loan Documents and to provide for the payment of the principal and interest on the Obligations in accordance with the terms and provisions of the Loan Documents.
     Section 11.9 Counterparts. This Agreement has been executed in a number of identical counterparts, each of which, for all purposes, is to be deemed an original, and all of which constitute, collectively, one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.
     Section 11.10 Parties Bound. (a) This Agreement shall be binding upon, and shall inure to the benefit of Borrower, Administrative Agent and Bank and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Administrative Agent and Banks, assign any rights, powers, duties, or obligations hereunder.
     (b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the portion of the Revolving Loan at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Revolving Commitment and the portion of the Revolving Loan at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, the aggregate amount of the Revolving Commitment (which for this purpose includes its portion of the Revolving Loan outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $10,000,000 unless each of Administrative Agent, the Banks and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the portion of the Revolving Loan or the Revolving Commitment assigned, and (ii) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (provided no such fee shall be required for an assignment to an Affiliate of a Bank). Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 11.4. Upon request, Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Bank and the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Loan Agreement — Page 50

Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Bank, and the Revolving Commitment of, and principal amount of the portion of the Revolving Loan owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Bank may, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or its portion of the Revolving Loan provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.5 as though it were a Bank.
     (e) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, without the requirement for notice to or consent of any Person or the payment of any fee; provided that no such pledge or assignment shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
     (f) As used herein, the following terms have the following meanings:
     “Eligible Assignee” means (a) a Bank; (b) an Affiliate of a Bank and (c) any other Person (other than a natural person) approved by Administrative Agent, and, unless an Event of Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed).

Loan Agreement — Page 51

     Section 11.11 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Person therefrom, shall be effective unless in writing signed by the Required Banks and Borrower or the applicable Person, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of Banks directly affected thereby and by Borrower, and acknowledged by Administrative Agent, do any of the following:
     (a) extend or increase the Revolving Commitment of any Bank (or reinstate any Revolving Commitment terminated pursuant to Section 9.1) or subject Banks to any additional obligations;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Banks (or any of them) hereunder or under any other Loan Document or waive any Event of Default occurring pursuant to Section 8.1;
     (c) reduce or subordinate the principal of, or the rate of interest specified herein on, any Revolving Advance, any fees or other amounts payable hereunder or under any other Loan Document;
     (d) change the percentage of the Aggregate Revolving Commitments or of the aggregate unpaid principal amount of the Revolving Loan which is required for Banks or any of them to take any action hereunder;
     (e) change the Pro Rata Share or Voting Percentage of any Bank;
     (f) amend this Section, or any provision herein providing for consent or other action by all Banks; or
     (g) release all of, or any substantial portion of, the Collateral or subordinate any Lien granted pursuant to the Collateral Documents in all of, or any substantial portion of, the Collateral;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, any Bank that has failed to fund any portion of the Revolving Advances required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Bank may not be increased without the consent of such Bank.
     Section 11.12 Form of Documents. Each agreement, document, instrument, or other writing to be furnished to Administrative Agent or any Bank under any provision of this Agreement must be in form and substance satisfactory to Administrative Agent or any Bank and its respective counsel.

Loan Agreement — Page 52

     Section 11.13 Confidentiality. Administrative Agent and each Bank agrees to keep confidential any information furnished or made available to it by Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent Administrative Agent or any Bank from disclosing such information (a) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (b) as required by any law, rule, or regulation, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) that is or becomes available to the public or that is or becomes available to Bank other than as a result of a disclosure by Administrative Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which Administrative Agent or any such Bank or any of their respective affiliates may be a party, (g) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (h) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.
     Section 11.14 Exception to Covenants. Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained herein or which is within the permissible limits of any of the covenants contained herein if such action or omission would result in the breach of any other covenant contained herein.
     Section 11.15 No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received under this Agreement, the Notes or any other Loan Document, plus any other charges in connection herewith or therewith which constitute interest exceed the Highest Lawful Rate permitted by applicable Law. If any Bank shall receive interest (including any charges or other amounts which constitute interest) in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Revolving Loan or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by any Bank exceeds the Highest Lawful Rate, such Bank may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     Section 11.16 Restatement of Existing Loan Agreements/No Novation. The parties hereto agree that, on the Closing Date, after all conditions precedent set forth in Section 5.1 have been satisfied or waived: (a) the Obligations (as defined herein) represents, among other things, the amendment, extension, consolidation, and modification of the “Obligations” (as defined in the Existing Loan Agreement); (b) this Agreement is intended to, and does hereby, restate, consolidate, renew, extend, amend, modify, supersede, and replace the Existing Loan Agreement in its entirety; (c) the Notes executed pursuant to this Agreement amend, renew, extend, modify, replace, substitute for, and supersede in its entirety (but do not extinguish, the Funded Debt arising under) the promissory note issued pursuant to the Existing Loan Agreement, which existing promissory note shall be returned to Administrative Agent promptly after the Closing Date, marked “canceled and replaced,” and, thereafter, delivered by Administrative Agent to Borrower; (d) the CICA Security Agreement and the Security Agreement executed pursuant to this Agreement are intended to, and do hereby, restate, renew, extend, amend, modify, supersede,

Loan Agreement — Page 53

and replace and such security agreements executed and delivered pursuant to the Existing Loan Agreement; and (e) the entering into and performance of their respective obligations under the Loan Documents and the transactions evidenced hereby do not constitute a novation nor shall they be deemed to have terminated, extinguished, or discharged the indebtedness under the Existing Loan Agreement or the collateral security therefor, all of which indebtedness and collateral security shall continue under and be governed by this Agreement and the other Loan Documents, except as expressly provided otherwise herein.
     Section 11.17 WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST THE OTHER TO ENFORCE THIS AGREEMENT, TO COLLECT DAMAGES FOR THE BREACH OF THIS AGREEMENT, OR WHICH IN ANY OTHER WAY ARISE OUT OF, ARE CONNECTED TO OR ARE RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER OF THIS AGREEMENT. ANY SUCH ACTION SHALL BE TRIED BY THE JUDGE WITHOUT A JURY.
     Section 11.18 ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

Loan Agreement — Page 54

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers to be effective as of the date first hereinabove written.

BORROWER:

CITIZENS, INC.
By:	/s/ Mark A. Oliver
Mark A. Oliver
President

Loan Agreement — Page 55

ADMINISTRATIVE AGENT:

REGIONS BANK

By:	/s/ Robin Ingari

Robin Ingari Senior Vice President

BANKS:

REGIONS BANK

By:	/s/ Robin Ingari

Robin Ingari Senior Vice President

GUARANTY BANK

By:	/s/ Joseph N. Peket

	Name:	Joseph N. Peket

	Title	Senior Vice President, Corporate Banking Group

Loan Agreement — Page 56

Schedule 2.1
Revolving Commitments and Pro Rata Shares

Lender	Revolving Commitment	Pro Rata Share
Regions Bank	$55,000,000	73.333333333%
Guaranty Bank	$20,000,000	26.666666667%
TOTAL:	$75,000,000	100.000000000%
Schedule 2.1

EXHIBIT A
FORM OF NOTE

$	December 2, 2005
     FOR VALUE RECEIVED, the undersigned, CITIZENS, INC., a Colorado corporation (“Maker”), hereby unconditionally promises to pay to the order of                                         , a                                          (“Bank”), at the Administrative Agent’s Principal Office specified in the hereinafter defined Loan Agreement, the principal amount of                                          AND No/100 DOLLARS ($                                        ) or so much thereof as may be disbursed and outstanding hereunder, under the Loan Agreement or under the other Loan Documents, such amount being due and payable in the amounts and at such times as are specified in the Loan Agreement.
     Maker further agrees to pay interest at the Administrative Agent’s Principal Office on the unpaid principal amount hereof from time to time at the applicable rate per annum and on the dates set forth in the Loan Agreement until such principal amount is paid in full (both before and after judgment).
     This Note evidences Revolving Advances made pursuant to, and has been executed and delivered under, and is subject to the terms and conditions, of, that certain First Amended and Restated Loan Agreement dated effective as of December 2, 2005 (as the same may be amended, modified, supplemented, renewed, extended, restated, substituted, increased, rearranged and/or replaced from time to time, the “Loan Agreement”), among the Maker, Bank, other Banks party thereto and the Administrative Agent, and is one of the Notes referred to therein. Unless otherwise defined herein or unless the context hereof otherwise requires each term used herein with its initial letter capitalized has the meaning given to such term in the Loan Agreement. Reference is made to the Loan Agreement and the other Loan Documents for provisions affecting this Note regarding payments and mandatory and voluntary prepayments, acceleration of maturity, exercise of Rights, payment of attorneys’ fees, court costs, and other costs of collection, certain waivers by Maker and others now or hereafter obligated for payment of any sums due hereunder, and security for the payment hereof.
     All payments due to the Bank hereunder shall be made in Dollars in immediately available funds a the place and in the manner specified in the Loan Agreement.
     This Note is (a) entitled to the benefits of the Loan Documents and (b) secured by the Collateral.
     Upon the occurrence of any one or more Defaults specified in the Loan Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided herein. The Maker hereby waives diligence, presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration and notice of any kind whatsoever.
     THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

     THIS NOTE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     EXECUTED and delivered on the first date written above.

CITIZENS, INC.
By:
Mark A. Oliver
President

EXHIBIT B
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the First Amended and Restated Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Revolving Commitment (as defined in the Loan Agreement) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Bank]1]
3.	Borrower:	Citizens, Inc.

4.	Administrative Agent:	Regions Bank, as Administrative Agent under the Loan Agreement

5.	Loan Agreement:	The First Amended and Restated Loan Agreement dated as of December 2, 2005 among Citizen’s Inc., the Banks party thereto, and Regions Bank, as Administrative Agent

[1]	Select as applicable.

1

6.	Assigned Interest:

Aggregate Amount of Revolving	Amount of Revolving	Percentage Assigned of
Commitment/Revolving Loan	Commitment/Revolving	Revolving
for all Banks*	Loan Assigned*	Commitment/Revolving Loan[2]
$	$	%

$	$	%

$	$	%

[7.      Trade Date:                                                   ]3
Effective Date:                                          ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:

Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[2]	Set forth, to at least 9 decimals, as a percentage of the Revolving Commitment/Revolving Loan of all Banks thereunder.

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2

[Consented to and]4 Accepted:
REGIONS BANK,. as
   Administrative Agent

By:

Title:

[Consented to:][5]

CITIZENS, INC.

By:

Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.

[5]	To be added only if the consent of the Borrower is required by the terms of the Loan Agreement.

3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Bank under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.2, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Bank; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
          2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Texas.
2

EXHIBIT C
COMPLIANCE CERTIFICATE
Financial Statement Date:
To: Regions Bank, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to the First Amended and Restated Loan Agreement dated as of December 2, 2005 (such agreement, together with all amendments, the “Agreement”; the terms defined therein being used herein as therein defined), among Citizens, Inc., the Banks party thereto and Regions Bank, as Administrative Agent.
     The undersigned Authorized Signatory hereby certifies as of the date hereof that he is the chief financial officer [chief accounting officer] of Borrower, and that, as such, he is authorized to execute and deliver this Certificate to Administrative Agent on the behalf of Borrower and that:
     [Use following for fiscal year-end financial statements required by Section 6.2(a]
     Attached hereto are audited consolidated and unaudited consolidating annual financial statements required by Section 6.2(a) of the Agreement showing the consolidated and consolidating financial condition, results of operations and cash flows of Borrower and its Subsidiaries, as of, and for the fiscal year ended on, the last day of such fiscal year, accompanied by an unqualified opinion of nationally recognized independent certified public accountants, which opinion states that said consolidated financial statements have been prepared in accordance with GAAP consistently applied.
     [Use following for the fiscal quarter-end financial statements required by Section 6.2(b)]
     Attached are unaudited consolidated quarterly financial statements required by Section 6.2(b) of the Agreement, showing the consolidated and consolidating financial condition, results of operations and cash flows of Borrower and its Subsidiaries as of, and for the quarter ended on, such last day (subject to year-end adjustment), prepared in accordance with GAAP (other than the absence of footnotes).
     Such financial statements present fairly in all material respects the financial condition, results of operations and cash flows of Borrower and its consolidated Subsidiaries and the results of their operations (subject to year-end adjustment).
[select one:]
     [to the best knowledge of the undersigned during such fiscal period, no Default or unmatured Default exists.]
     —or—

     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default or unmatured Default (and, to the best knowledge of the undersigned, are the only Defaults and unmatured Default that exist) and its nature and status:]
     The financial covenant analyses and information set forth on the attached Schedule 1 are true and accurate on and as of the date of this Certificate.

2

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                         , 20                    .

CITIZENS, INC.

By:

Name:

Title:

3

For the Quarter ended ___________________(“Reporting Date”)
SCHEDULE 1
TO THE COMPLIANCE CERTIFICATE

I.	Section 7.1(g) – Purchase Money Debt.

	1. Purchase money debt for fiscal year through Reporting Date	$

2. Maximum permitted purchase money debt for fiscal year – lesser of

a. $3,000,000

b. $5,000,000 minus Aggregate Permitted Exceptions through Reporting Date

	c. (lesser of 2.a. and 2.b.)	$

II.	Section 7.1(h) – Capital Lease Debt.

	1. Capital Lease debt for fiscal year through Reporting Date	$

2. Maximum permitted Capital Lease debt for fiscal year – lesser of

a. $3,000,000

b. $5,000,000 minus Aggregate Permitted Exceptions through Reporting Date

	c. (lesser of 2.a. and 2.b.)	$

III.	Section 7.9 – Leverage Ratio.

A. Funded Debt for Borrower and its Subsidiaries on Reporting Date (without duplication):

	1. All obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements and other similar instruments	$

	2. All direct or contingent obligations arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$

	3. All accrued obligations in respect of earnout or similar payments payable in cash or which may be payable in cash at the seller’s or obligee’s option	$

	4. All obligations in respect of Capital Leases	$

	5. All obligations to pay the deferred purchase price of property or services (excluding trade accounts payable not more than 30 days past due)	$

	6. All Guaranty Obligations with respect to obligations of other Persons of the type described in 1. through 5. above	$

	7. Funded Debt (Lines III.A.1. + 2. + 3. + 4. + 5. + 6.)	$

B. EBITDA for Borrower and its Subsidiaries for four fiscal quarters ending on Reporting Date:

	1. Net Income for such period	$

2. To the extent deducted in determining Net Income for such period (without duplication):

	(a) Interest Expenses	$

	(b) Federal, state, local and foreign income and franchise taxes	$

	(c) Depreciation and amortization expenses	$

	(d) Extraordinary losses	$

	(e) Lines 2.(a) + (b) + (c) + (d)	$

	3. To the extent included in determining Net Income for such period, extraordinary gains	$

	4. EBITDA (Lines III.B.1. + 2.(e) – 3.)	$

	C. Leverage Ratio (Line III.A.7. ÷ Line III.B.4.)	_____ to 1.00

	D. Maximum Leverage Ratio	3.00 to 1.00

IV.	Section 7.10 – Fixed Charge Coverage Ratio.

	A. EBITDA (Line III.B.4.)	$

	B. Interest Expense for four consecutive fiscal quarters ending on the Reporting Date	$

	C. Scheduled payments on obligations in respect of any Funded Debt for four consecutive fiscal quarters ending on the Reporting Date	$

	D. (Lines IV. B. + C.)	$

2

	E. Fixed Charge Coverage Ratio (Line IV. A. ÷ IV.D.)	_____ to 1.00

	F. Minimum Fixed Charge Coverage Ratio	1.50 to 1.00

V.	Section 7.11 – Funded Debt to Tangible Net Worth Ratio.

	A. Funded Debt (Line III.A.7.)	$

	B. Equity	$

	C. Intangible Assets	$

	D. Funded Debt to Tangible Net Worth Ratio (Line V.A. ÷ (V.B. – V.C.)	$

	E. Maximum Funded Debt to Tangible Net Worth Ratio	0.75 to 1.00

VI.	Section 7.12 – Debenture Coverage Ratio

	A. Pro-forma Total Adjusted Capital of CICA on Reporting Date	$

	B. Outstanding principal amount of Surplus Debentures on Reporting Date	$

	C. Product of (i) three and (ii) Risk Based Capital of CICA on Reporting Date	$

	D. Lines VI.A. + B. + C.	$

	E. Funded Debt on Reporting Date (Line III.A.7.)	$

	F. Debenture Coverage Ratio (Line IV.D. ÷ Line IV.E.)	_____ to 1.00

	G Minimum Debenture Coverage Ratio	1.50 to 1.00

VII.	Section 7.17 – Leases.

	1. Real and personal property operating leases and agreements for fiscal year through Reporting Date	$

2. Maximum permitted real and personal property leases and agreements for fiscal year – lesser of

a. $3,000,000

b. $5,000,000 minus Aggregate Permitted Exceptions through Reporting Date

3

	c. (Lesser of 2.a. and 2.b.)	$

VIII.	Section 7.18 – Capital Expenditures.

	1. Capital Expenditures for fiscal year through Reporting Date	$

2. Maximum permitted Capital Expenditures for fiscal year – lesser of

a. $3,000,000

b. $5,000,000 minus Aggregate Permitted Exceptions through Reporting Date

	c. (Lesser of 2.a. and 2.b.)	$

IX.	Other Investments – clause (l) of Permitted Investments.

	1. Other Investments under clause (l) of Permitted Investments for fiscal year through Reporting Date	$

2. Maximum permitted other Investments for fiscal year – lesser of

a. $3,000,000

b. $5,000,000 minus Aggregate Permitted Exceptions through Reporting Date

	c. (Lesser of 2.a. and 2.b.)	$
     This Compliance Certificate is executed and delivered on the                      day of                                         ,                     .

CITIZENS, INC.

By:

Name:

Title:

4